Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT,

dated as of

January 2, 2014,

among

SALIX PHARMACEUTICALS, LTD.,

as the Borrower,

THE LENDERS PARTY HERETO

and

JEFFERIES FINANCE LLC,

as Administrative Agent and Collateral Agent

JEFFERIES FINANCE LLC,

FIFTH THIRD BANK,

PNC CAPITAL MARKETS LLC,

SUMITOMO MITSUI BANKING CORPORATION

and SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

NATIXIS, NEW YORK BRANCH,

and RBS CITIZENS, N.A.,

as Senior Managing Agents

SCHEDULES

Schedule 1.01(a)	Lenders and Commitments
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b) Schedule 3.09(a) Schedule 3.18	Immaterial Subsidiaries Certain Litigation Insurance
Schedule 3.19(a)	Filing Offices
Schedule 3.20	Leased Real Property
Schedule 5.13	Post-Closing
Schedule 6.01(a)	Existing Indebtedness
Schedule 6.02(a)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.07	Existing Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C-1	-	Form of Borrowing Request
Exhibit C-2		Form of Swingline Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Auction Procedures
Exhibit G	-	Form of Affiliate Subordination Agreement

v

CREDIT AGREEMENT, dated as of January 2, 2014 (this “Agreement”), among SALIX PHARMACEUTICALS, LTD., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), PNC BANK, NATIONAL ASSOCIATION, as Issuing Bank, PNC BANK, NATIONAL ASSOCIATION, as Swingline Lender, and JEFFERIES FINANCE LLC, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $1,200,000,000, and (b) Revolving Loans at any time after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The Borrower has requested the Issuing Banks to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $25,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and the Wholly Owned Subsidiaries. The proceeds of the Term Loans are to be used on the Closing Date, together with at least $820,000,000 of unrestricted cash on the balance sheet of the Borrower (the “Existing Acquiror Cash”) and the proceeds of the Senior Unsecured Notes, to finance the Acquisition, to refinance the Existing Target Debt and to pay certain fees and expenses in connection with the Transactions. The proceeds of the Revolving Loans and the Swingline Loans are to be used after the Closing Date solely for working capital and general corporate purposes of the Borrower and the Subsidiaries (including for a Specified Transaction and other investments and acquisitions permitted by this Agreement).

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(k).

“Acquisition” shall mean, collectively, the Tender Offer and the Merger.

“Additional Unsecured Debt” shall mean Indebtedness incurred pursuant to, and in accordance with, Section 6.01(j).

“Additional Unsecured Debt Documents” shall mean each indenture, purchase agreement, loan agreement, guaranty, note or other agreement, document or instrument entered into in connection with any Additional Unsecured Debt.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee” and Section 6.07, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. No Agent or Joint Lead Arranger or any Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Parties for purposes of this Agreement.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement substantially in the form of Exhibit G, pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Agreement Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate of a Lender).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) one-month Adjusted LIBO Rate plus 1.00% per annum and (d) 2.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.24(a).

“Applicable Margin” shall mean, for any day, (a) with respect to Revolving Loans, (i) 2.00%, in the case of ABR Loans, and (ii) 3.00%, in the case of Eurodollar Loans, (b) with respect to Term Loans (other than Incremental Term Loans in the form of Other Term Loans), initially (i) 2.25%, in the case of ABR Loans, and (ii) 3.25%, in the case of Eurodollar Loans, and (iii) in the case of any Other Term Loans, that percentage determined in accordance with Section 2.24 and as set forth in the applicable Incremental Assumption Agreement. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for Term Loans (other than Incremental term Loans in the form of Other Term Loans) shall be those set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Total Leverage Ratio	Eurodollar Term Loan Applicable Margin	ABR Term Loan Applicable Margin
Greater than or equal to 3.75:1.00	3.25%	2.25%
Less than 3.75:1.00	3.00%	2.00%

The Total Leverage Ratio used in a determination of the Applicable Margins for such Term Loans shall be determined based on the delivery of a certificate of the Borrower (each, a “Quarterly Pricing Certificate”) by a Financial Officer of the Borrower to the Administrative Agent (for distribution to each Lender), within 45 days after the last day of each fiscal quarter (or within 90 days after the last day of the fourth fiscal quarter). The Quarterly Pricing Certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the period of four consecutive fiscal quarters of the Borrower ended immediately prior to the relevant Start Date and the Applicable Margins that shall be thereafter applicable (until such Applicable Margins are changed in accordance with the following sentences). The Applicable Margins so determined shall apply, except to the extent set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is 45 days (or 90 days in the case of the fourth fiscal quarter) following the last day of the period of four consecutive fiscal quarters of the Borrower in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Margins (and thus commencing a new Start Date), the Applicable Margins for such Term Loans shall be those set forth in the table above corresponding to a Total Leverage Ratio of greater than or equal to 3.75:1.00 (such Applicable Margins as so determined, the “Highest Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (A) the Applicable Margins for the respective Term Loans shall be the Highest Applicable Margins (x) at all times during which there shall exist any Default or Event of Default and (y) at all times prior to the date of delivery of the financial statements and related Quarterly Pricing Certificate pursuant to Section 5.04(b) for the fiscal quarter ending June 30, 2014, and (B) the Applicable Margins for such Term Loans shall be increased as, and to the extent, necessary to comply with Section 2.24(b).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the respective Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Leverage Ratio for such period, and any shortfall in the interest theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Total Leverage Ratio shall be due and payable within five Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Leverage Ratio was inaccurately computed; provided, however, if an Event of Default under Section 7.01(g) or (h) then exists, such interest shall be deemed to have been due and payable under the relevant provisions at the time the interest for such period was required to have been paid pursuant to said provisions on the same basis as if the Total Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (together with all amounts owing as default interest). Upon the payment in full of any accrued additional interest pursuant to this paragraph, any Default or Event of Default that may have arisen solely as a result of the Quarterly Pricing Certificate miscalculating the Total Leverage Ratio for purposes of calculating the Applicable Margins (but not for purposes of calculating the Total Leverage Ratio under Section 6.11 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Quarterly Pricing Certificate) shall be deemed cured.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any Person other than the Borrower or any Subsidiary of (a) any Equity Interests of any of the Subsidiaries (other than (i) directors’ qualifying shares and (ii) in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) or (b) any other assets of the Borrower or any of the Subsidiaries; provided that, notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:

(i) the sale, transfer or other disposition of inventory, damaged, obsolete or worn out assets, equipment no longer used or useful in the business of the Borrower and the Subsidiaries, Permitted Investments and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business;

(ii) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection and not in connection with any financing arrangement;

(iii) leases of properties in the ordinary course of business;

(iv) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(v) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(vi) the unwinding of any Hedging Agreements or the settlement or early termination of the Existing Convertible Notes Hedges;

(vii) the abandonment of any Intellectual Property rights of the Borrower or any of the Subsidiaries, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and the Subsidiaries taken as a whole;

(viii) any disposition in connection with a co-development agreement in a manner consistent with customary practice for a pharmaceutical company;

(ix) the licensing or sublicensing of Intellectual Property or other general intangibles in a manner consistent with customary practice for a pharmaceutical company;

(x) the creation of a Permitted Lien (but not the sale or other disposition of property subject to the Permitted Lien); and

(xi) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $10,000,000.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Auction Manager” shall mean Jefferies Finance LLC or an Affiliate of Jefferies Finance LLC designated by Jefferies Finance LLC (or, if Jefferies Finance LLC declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to Jefferies Finance LLC (or such other investment bank).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Discounted Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Prepayment Offers set forth in Exhibit F hereto.

“Available Amount” shall mean, at any date, an amount equal to:

(a) the sum of (i) $25,000,000, plus (ii) the remainder of (A) the amount of Excess Cash Flow, determined on a cumulative basis, for all fiscal years ending after the Closing Date (commencing with the fiscal year ending December 31, 2014) that is not required to be applied in accordance with Section 2.13(d) minus (B) the aggregate amount by which the applicable prepayment required by Section 2.13(d) for any fiscal year has been reduced by operation of clause (y) of such Section 2.13(d), plus (iii) an amount, determined on a cumulative basis, equal to the Net Cash Proceeds received by the Borrower from Equity Issuances made by the Borrower after the Closing Date (other than (x) from the issuance or sale of Disqualified Stock and (y) from the issuance or sale of Qualified Capital Stock the proceeds of which are used pursuant to Section 6.06(a)(iii)), minus

(b) amounts described in the preceding clause (a) used to make (i) investments, loans and advances pursuant to Section 6.04(s), (ii) Restricted Payments pursuant to Section 6.06(a)(vii), (iii) payments, prepayments, redemptions, repurchases or other acquisitions for value of any principal amount of Indebtedness pursuant to Section 6.09(b)(C) and (iv) Capital Expenditures pursuant to the last sentence of Section 6.10.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Base Rate” shall mean, for any day, the “U.S. Prime Lending Rate” as published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or, if not available, such other service as determined by the Administrative Agent consistent with customary industry practices from time to time for purposes of providing quotations of annual prime lending interest rates). Each change in the Base Rate shall be effective from and including the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Benefitted Group” shall have the meaning assigned to such term in Section 7.03.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meanings assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean, as applicable, (i) a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or (ii) a request by the Borrower in accordance with the terms of Section 2.22 and substantially in the form of Exhibit C-2, or, in either case, such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, the additions to property, improvements and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and the Subsidiaries for such period prepared in accordance with GAAP, including amounts capitalized by reason of Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding, in each case, any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, and other capital expenditures, in each case to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation or other expenditures, (ii) constituting the permitted reinvestment of cash proceeds from Asset Sales in accordance with the definition of Net Cash Proceeds, (iii) constituting the consideration paid (and transaction expenses incurred) in connection with a Permitted Acquisition or (iv) constituting the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent of the credit granted by the seller of the equipment being traded at such time.

“Capital Lease Obligations” of any Person shall mean, at the time any determination is to be made, the amount of the liabilities of such Person that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the Closing Date, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks and/or Lenders, as collateral for Letters of Credit, obligations of Lenders to fund participations in respect of Letters of Credit or the other Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated for election by the stockholders by the Board of Directors of the Borrower nor (ii) appointed by directors so nominated and elected or (d) any change in control (or similar event, however denominated) with respect the Borrower shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower is a party and shall have resulted in the occurrence of an event of default with respect to, a mandatory repayment of, or an obligation to make a mandatory offer to repurchase or repay, such Material Indebtedness.

“Change in Law” shall mean the occurrence after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender became a Lender) of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all

requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean January 2, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Guarantee and Collateral Agreement and any other Security Document, and shall also include the Mortgaged Properties (if any).

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the Commitment Letter, dated November 7, 2013, between the Borrower and Jefferies Finance LLC.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company Intellectual Property” shall have the meaning assigned to such term in Section 3.25.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 2013.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i) consolidated interest expense for such period;

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period (including (x) accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) and (y) amortization of deferred financing costs);

(iv) letter of credit fees for such period;

(v) any extraordinary losses or charges for such period;

(vi) any non-cash charges (other than the write-down of current assets, except to the extent of non-cash charges taken in respect of purchase accounting adjustments) for such period, including with respect to stock based compensation, goodwill or other asset impairments, impacts of fair value accounting, valuation of derivatives, write-offs of deferred financing costs and debt issuance costs, unrealized losses on foreign currency translation, non-cash charges in respect of capitalized research and development and organizational costs, non-cash losses from Permitted Joint Ventures and non-cash losses on any extinguishment of debt (including as a result of the acquisition of Term Loans by the Borrower);

(vii) fees and expenses incurred during such period in connection with the Transactions;

(viii) fees and expenses incurred during such period in connection with any Equity Issuance, any proposed or actual issuance or incurrence of any Indebtedness, any proposed or actual acquisition (including a product acquisition constituting a Specified Transaction but otherwise excluding an acquisition in the ordinary course of business), any investment (other than intercompany investments and investments in the ordinary course of business) or any Asset Sales permitted hereunder, including any financing fees, merger and acquisition fees (in each case, whether or not consummated);

(ix) to the extent actually reimbursed in cash during such period, expense incurred during such period to the extent covered by indemnification provisions in any agreement in connection with a an acquisition that constitutes a Specified Transaction;

(x) non-recurring cash charges incurred during such period in respect of restructurings, business process optimizations, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs, in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(xi) below for such period, 15% of Consolidated EBITDA (calculated without giving effect to this clause (a)(x) or such clause (a)(xi)) for such period;

(xi) restructuring, integration or similar charges incurred during such period in connection with any Specified Transaction, in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(x) above for such period, 15% of Consolidated EBITDA (calculated without giving effect to this clause (a)(xi) or such clause (a)(x)) for such period;

(xii) “milestone” or similar earn-out payments made during such period in connection with an investment that is a Specified Transaction or a license to the Borrower or a Subsidiary pursuant to a license of rights in respect of a patented or patentable pharmaceutical product or technology (including, for this purpose, any such payment made during such period in respect of any such investment or license made prior to the Closing Date);

(xiii) any loss or charge during such period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date;

(xiv) all losses during such period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business; and

(xv) all losses during such period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X; and minus

(b) without duplication and to the extent not deducted in determining such Consolidated Net Income:

(i) all cash payments made during such period on account of reserves, restructuring charges (other than restructuring charges in amounts specified in clauses (a)(x) and (a)(xi) above) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period;

(ii) any extraordinary gains for such period;

(iii) all non-cash items of income for such period, including with respect to unrealized gains on foreign currency translation;

(iv) all gains during such period resulting from the sale or disposition of any assets of, in each case, the Borrower or any Subsidiary outside the ordinary course of business;

(v) all gains during such period resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X; and

(vi) any gains on extinguishment of debt (including as a result of the acquisition of Term Loans by the Borrower).

For the avoidance of doubt, (i) to the extent included in Consolidated Net Income, any impact of purchase accounting adjustments (fair value accounting) shall be excluded in determining Consolidated EBITDA and (ii) insurance proceeds received in respect of any policy covering business interruption risk (to the extent constituting compensation for lost earnings) shall be included in determining Consolidated EBITDA in the period received or for which expected to be applied, as applicable. Consolidated EBITDA shall be determined on a consolidated basis in accordance with GAAP. For purposes of determining the Total Leverage Ratio and the Secured Leverage Ratio for any period of four consecutive fiscal quarters which includes the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended March 31, 2013, $104,166,124, (ii) for the fiscal quarter ended June 30, 2013, $115,863,804, (iii) for the fiscal quarter ended September 30, 2013, $144,121,500, and (iv) for the fiscal quarter ended December 31, 2013, $155,239,572, as each such amount may be adjusted on a Pro Forma Basis.

Notwithstanding anything to the contrary contained above in this definition, without duplication of, but in addition to, any amounts already added back to Consolidated EBITDA for any fiscal quarter pursuant to the provisions above in this definition, the non-recurring restructuring expenses incurred by the Borrower in connection with the Transactions during any fiscal quarter shall be added to Consolidated EBITDA for such fiscal quarter, provided that (x) all such non-recurring restructuring expenses are incurred on or prior to the date that is 18 months after the Closing Date and (y) the aggregate amount added back pursuant to this sentence for all such fiscal quarters shall not exceed $30,000,000.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent and for so long that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary (except that the Borrower’s equity in any net loss of any such Subsidiary shall not be excluded in determining Consolidated Net Income); provided, that any net income of a Subsidiary shall be included in determining Consolidated Net Income to the extent cash in an amount equal to such income has actually been received by the Borrower in such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary, and (c) the income of any Person in which any other Person (other than the Borrower or a Subsidiary or any director or local foreign national holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period.

“Consolidated Total Assets” shall mean, at any date of determination, the net book value of all assets of the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP on such date, as shown on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be (it being understood that (x) until the delivery of the Borrower’s consolidated financial statements for the fiscal quarter ended March 31, 2014, Consolidated Total Assets shall equal $4,200,000,000 (as may be adjusted pursuant to clause (y) below) and (y) the calculation of Consolidated Total Assets (including pursuant to preceding clause (x)) shall be determined after giving effect to any acquisitions or dispositions of assets since the date of such balance sheet (or, in the case of clause (x) above, since the Closing Date) and on or prior to such date of determination).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender (a) that has defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, within two Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Revolving Credit Lender related hereto, (b) that has notified the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender, or a Loan Party in writing that it does not intend to satisfy any obligation referred to in clause (a) above, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) that has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, after the Closing Date (or prior to the Closing Date if any such circumstance is continuing on the Closing Date), (i) become insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Credit Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Credit Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Credit Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Credit Lender; provided further that, as of any date of determination, the determination of whether any Revolving Credit Lender is a Defaulting Lender hereunder shall not take into account, and shall not otherwise impair, any amounts funded by such Revolving Credit Lender which have been assigned by such Revolving Credit Lender to an SPV pursuant to Section 9.04(i). Any determination by the Administrative Agent that a Revolving Credit Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Designated Subsidiary” shall have the meaning assigned to such term in Section 5.12(d).

“Discounted Prepayment Offer” shall have the meaning assigned to such term in Section 2.25(a).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the latest Maturity Date then in effect, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the latest Maturity Date then in effect.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Eligible Assignee” shall mean (a) in the case of the assignment of a Term Loan Commitment or a Term Loan, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person) approved by the Administrative Agent in accordance with Section 9.04(b) and (b) in the case of any assignment of a Revolving

Credit Commitment or a Revolving Loan, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent, the Swingline Lender, each Issuing Bank and the Borrower in accordance with (and to the extent required by) Section 9.04(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.15.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety, or the presence, Release of or exposure to, Hazardous Materials, or the generation, manufacturing, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any of the Subsidiaries of any Equity Interests of the Borrower or any such Subsidiary, as applicable, except in each case (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be issued to local nationals and (c) sales or issuances of common stock of the Borrower (or options, warrants or rights to purchase shares of common stock of the Borrower) to officers, directors or employees of the Borrower or any Subsidiary under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(b) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower, any of the Subsidiaries or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code, (g) the receipt by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of any notice (not issued in error), or the receipt by any Multiemployer Plan from the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of any notice (not issued in error), concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of an act or an omission with respect to any Plan that would reasonably be expected to result in the imposition on the Borrower, any of the Subsidiaries or any of their ERISA Affiliates of material fines or penalties under the Code in respect of any Plan including without limitation, the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or (i) the imposition of liability on the Borrower, any of the Subsidiaries or any of their ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, an amount equal to (which amount shall in no case be less than zero):

(a)	the sum, without duplication, of:

(i) Consolidated EBITDA for such fiscal year;

(ii) reductions to working capital of the Borrower and the Subsidiaries (excluding non-cash adjustments resulting from application of the business combination/acquisition accounting rules) on a consolidated basis for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year);

(iii) extraordinary cash gains for such fiscal year;

(iv) cash gains during such fiscal year attributable to sales of assets outside the ordinary course of business;

(v) cash gains during such fiscal year resulting from the discontinuation of any operations of the Borrower or any Subsidiary to the extent permitted or required under Regulation S-X;

(vi) the amount of any refund received in cash during such fiscal year on account of cash taxes (including penalties and interest or tax reserves) paid in in any prior fiscal year (including cash taxes paid for taxes incurred prior to the Closing Date) to the extent deducted from Excess Cash Flow in any prior fiscal year pursuant to clause (b)(i) below;

(vii) to the extent deducted in determining Consolidated Net Income for such fiscal year, the amount of any expense realized in such fiscal year in respect of cash payments deducted from Excess Cash Flow in any prior fiscal year pursuant to clause (b)(ix) below; and

(viii) to the extent not included in the determination of Consolidated EBITDA for such fiscal year, any litigation settlements or litigation awards received by the Borrower or any Subsidiary during such fiscal year in respect of litigation to which the Borrower or a Subsidiary is a party as of the Closing Date; less

(b)	the sum, without duplication, of:

(i) the amount of any Taxes paid or payable in cash by the Borrower and the Subsidiaries with respect to such fiscal year;

(ii) the amount of any Restricted Payments paid in cash by the Borrower to its equity holders made in accordance with Section 6.06(a)(ii), except in each case to the extent financed with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA;

(iii) consolidated interest expense for such fiscal year paid in cash;

(iv) Capital Expenditures and Specified Transactions made in cash during such fiscal year, except in each case to the extent financed with the Available Amount or with the proceeds of Indebtedness, Equity Issuances, asset sale proceeds, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA;

(v) permanent principal repayments or prepayments of Indebtedness (other than Loans unless made pursuant to Section 2.11) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so repaid or prepaid by its terms cannot be reborrowed or redrawn and such repayments or prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, with an Equity Issuance, asset sale, casualty event or condemnation, or with the use of the Available Amount;

(vi) additions to working capital of the Borrower and the Subsidiaries (excluding non-cash adjustments resulting from application of the business combination/acquisition accounting rules) on a consolidated basis for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year);

(vii) fees and expenses paid in cash during such fiscal year in connection with the Transactions except to the extent financed with the proceeds of Term Loans or Senior Unsecured Notes or cash on the balance sheet of the Borrower as of December 31, 2013;

(viii) fees and expenses paid in cash during such fiscal year in connection with any Equity Issuance, any proposed or actual issuance or incurrence of any Indebtedness, or any proposed or actual acquisitions (other than acquisitions in the ordinary course of business), investments (other than intercompany investments and investments in the ordinary course of business), Asset Sales permitted hereunder, including any financing fees, merger and acquisition fees (in each case, whether or not consummated);

(ix) cash payments made during such fiscal year in satisfaction of long-term liabilities (other than Indebtedness) to the extent that such payments did not already reduce Consolidated Net Income for such fiscal year and were not financed with the proceeds of Indebtedness or Equity Issuances;

(x) “milestone” or similar earn-out payments made in cash during such fiscal year in connection with any investment that is a Specified Transaction or a license to the Borrower or a Subsidiary pursuant to a license of rights in respect of a patented or patentable pharmaceutical product or technology that was or is consummated prior to or after the date hereof to the extent that such payments did not already reduce Consolidated Net Income for such fiscal year and were not financed with the proceeds of Indebtedness or Equity Issuances;

(xi) cash expenditures made during such fiscal year in respect of Hedging Agreements to the extent not reflected in the computation of Consolidated EBITDA;

(xii) non-recurring cash charges incurred during such fiscal year in respect of restructurings, office closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, to the extent of the adjustment determined in clause (a)(x) under the definition of Consolidated EBITDA or pursuant to the last sentence of the definition of Consolidated EBITDA;

(xiii) extraordinary cash losses or charges paid or incurred in such fiscal year (provided that once deducted pursuant to this clause (xiii), any such losses may not be deducted again in any future period);

(xiv) to the extent included in Consolidated EBITDA pursuant to clause (a)(xiii) thereof, any cash loss or charge during such period resulting from the resolution (by way of judgment, settlement or otherwise) of (1) any litigation to which the Borrower or a Subsidiary is a party or governmental investigation of which the Borrower or a Subsidiary is the subject, in either case, as of the Closing Date and (2) any product liability claims arising after the Closing Date;

(xv) restructuring, integration or similar charges paid in cash during such fiscal year in connection with any Specified Transaction to the extent of the adjustment determined in clause (a)(xi) under the definition of Consolidated EBITDA; and

(xvi) cash losses incurred in such fiscal year attributable to the adjustments made in clauses (a)(xiv) and (a)(xv) of the definition of Consolidated EBITDA.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (each, an “ECP”) and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or branch profits Taxes imposed on (or measured by) its net income, in each case, (i) imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents) or (ii) imposed by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than on account of the execution, delivery, performance, filing, recording and enforcement of, and the other activities contemplated in, this Agreement and the other Loan Documents), (b) any United States Federal withholding Tax imposed by FATCA and (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding Tax that is imposed on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.20(f), (g) or (h), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a); provided that, in the case of a Lender that is a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent a partner of such partnership (including an indirect partner if an direct partner is a partnership or other entity treated as a partnership for U.S. Federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof) is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), solely for purposes of clause (c) above, the determination of whether a U.S. Federal withholding tax on interest payments was imposed under the law in effect at the time a Lender became a party hereto will be made by reference to the time when an applicable direct or indirect partner became a direct or indirect partner of such Lender, but only if such date is later than the date on which such Lender became a party hereto.

“Executive Order” shall have the meaning assigned to such term in Section 3.24(a).

“Existing Acquiror Cash” shall mean unrestricted cash of the Borrower.

“Existing Convertible Notes” shall mean (a) the Borrower’s existing 2.75% Convertible Notes due 2015 in the principal amount of $345,000,000 and (b) the Borrower’s existing 1.50% Convertible Notes due 2019 in the principal amount of $690,000,000.

“Existing Convertible Notes Hedges” shall mean any call option or capped call option (or substantially equivalent derivative transaction) on the Borrower’s common stock entered into or purchased by the Borrower prior to the Closing Date in connection with the issuance of the Existing Convertible Notes.

“Existing Convertible Notes Documents” shall mean the Existing Convertible Notes and the respective indentures related thereto.

“Existing Target Debt” shall mean Indebtedness, if any, outstanding as of the Closing Date under that certain Amended and Restated Loan and Security Agreement, dated as of July 11, 2008, by and between the Target and Comerica Bank (as amended prior to the date hereof).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official governmental interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, (i) the General Fee Letter, dated November 7, 2013, between the Borrower and Jefferies Finance LLC and (ii) the Agency Fee Letter, dated November 7, 2013, between the Borrower and Jefferies Finance LLC.

“Fees” shall mean the Commitment Fees, the Agent Fees, the L/C Participation Fees, the Upfront Fees and the Issuing Bank Fees and any other fees payable to any Joint Lead Arranger in its capacity as such pursuant to the Fee Letters.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to (a) any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the aggregate L/C Exposure at such time, other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of Section 2.23(j) or (k), and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of the aggregate Swingline Exposure at such time other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of Section 2.22(d) or (e).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time and applied on a basis consistent with the audited financial statements of the Borrower for its fiscal year ended December 31, 2012 delivered pursuant to Section 4.02(k) (but otherwise subject to Section 1.02).

“Governmental Authority” shall mean any Federal, state, local, foreign or supranational court or governmental agency, authority, instrumentality or regulatory body (including any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Group” shall have the meaning assigned to such term in Section 7.03.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement substantially in the form of Exhibit D, among the Borrower, the Subsidiary Guarantors and the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited, defined or regulated by or pursuant to any Environmental Law.

“Health Care Laws” shall mean the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and any analogous state laws; the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any other similar law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, and any successor government programs; the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the applicable regulations and requirements adopted by the United States Food and Drug Administration (“FDA”) thereunder; and any comparable requirements of Governmental Authorities having jurisdiction over the Borrower’s and the Subsidiaries’ products.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including any Secured Hedging Agreement.

“Immaterial Subsidiary” shall mean (subject to Section 5.12), as of any date of determination, any Subsidiary, other than a Subsidiary Guarantor, (i) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b) did not exceed 2.5% of Consolidated Total Assets as of such date or (ii) whose gross revenues (on a consolidated basis including its Subsidiaries) for such period did not exceed 2.5% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period.

“Immaterial Subsidiary Thresholds” shall have the meaning assigned to such term in Section 5.12(d).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and the applicable Incremental Term Lenders.

“Incremental Facility Amount” shall mean, at any time, the remainder of:

(a) $400,000,000, minus

(b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.24.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loan Repayment Date” shall mean each date scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease

Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include, for any Person, (i) in connection with any Specified Transaction or any permitted disposition, contingent post-closing purchase price adjustments, indemnification payments, earn-outs or other contingent payments until such purchase price adjustments, indemnification payments, earn-outs or other contingent payments become liabilities on the balance sheet of such Person in accordance with GAAP and (ii) obligations of such Person in respect of operating leases.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall mean any and all intellectual property rights recognized under applicable law, whether arising under United States laws or otherwise, including without limitation, the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, renewals, extensions and supplemental protection certificates (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade names, service names, trade dress rights and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations (including supplementary copyright registrations) and applications therefor, rights in original works of authorship (including copyrights in website content) and mask work rights (collectively, “Copyrights”), (iv) rights in Internet domain names (including registrations therefor), (v) Software and Technology, (vi) trade secrets, proprietary information, inventions, know-how and processes, (vii) moral rights, rights of privacy and rights of publicity, and (viii) all rights to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment in any of the foregoing, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (excluding any Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Swingline Loan, the date on which the principal of such Swingline Loan is due and payable pursuant to Section 2.04.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or such period shorter than 1 month that is acceptable to the Administrative Agent in its sole discretion), as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) PNC Bank, National Association, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Joint Lead Arrangers” shall mean Jefferies Finance LLC, Fifth Third Bank, PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation and SunTrust Robinson Humphrey, Inc., in each case, in their capacity as a joint lead arranger and joint bookrunner for the Credit Facilities.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Leaseholds” shall mean all the right, title and interest of the Borrower or any Subsidiary as lessee, sublessee, franchisee or licensee in, to and under leases, subleases, franchises or licenses of land, improvements and/or fixtures.

“Lenders” shall mean (a) the Persons listed on Schedule 1.01(a) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance or an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby or commercial letter of credit issued pursuant to Section 2.23.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor or substitute agency) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), the Affiliate Subordination Agreement and any other document executed by or on behalf of any of the Loan Parties (including any officer or employee of any thereof) and delivered to any of the Secured Parties in connection with the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans (including Incremental Term Loans) and the Swingline Loans.

“Majority Revolving Credit Lenders” shall mean, at any time, Lenders having Revolving Loans, L/C Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Revolving Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Majority Revolving Credit Lenders at any time.

“Mandatory Borrowing” shall have the meaning assigned to such term in Section 2.22(e).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Acquisition” shall mean any acquisition that constitutes a Specified Transaction that involves the payment of aggregate consideration by the Borrower and the Subsidiaries of $25,000,000 or more.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of the Lenders (including, for the avoidance of doubt, the Agents on behalf of any of the Lenders) under any Loan Document.

“Material Disposition” shall mean any Asset Sale (or series of related Asset Sales) that yields gross proceeds to the Borrower or any of the Subsidiaries of $25,000,000 or more.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower or any Subsidiary in an aggregate principal amount of $35,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maturity Date” shall mean (a) with respect to the Revolving Loans and Revolving Credit Commitments, the Revolving Credit Maturity Date, (b) with respect to the Term Loans, the Term Loan Maturity Date and (c) with respect to any Other Term Loans, the Incremental Term Loan Maturity Date with respect thereto.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger” shall mean the merger of Merger Sub with and into the Target pursuant to, and in accordance with the terms and conditions of, the Merger Agreement, with the Target being the surviving Person of such merger.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 7, 2013, by and among the Borrower, Salix Pharmaceuticals, Inc., Merger Sub and the Target.

“Merger Agreement Material Adverse Effect” shall mean any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions, changes, occurrences or developments of a state of facts, is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) and the Company Subsidiary (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013), taken as a whole, or (ii) prevent, materially impede or materially delay the consummation of the Transactions (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013); provided that none of the following shall be deemed themselves, alone or in combination, to constitute a Merger Agreement Material Adverse Effect, and none of the following shall be considered in determining whether a “Merger Agreement Material Adverse Effect” has occurred or would reasonably be expected to occur: (A) changes in any applicable Law (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) or GAAP (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) or the interpretation thereof, (B) changes generally affecting the national or international economy, the biotechnology or pharmaceutical industry or financial or securities markets, (C) political conditions (or changes in such conditions) or acts of terrorism or war or any similar event (or the escalation or worsening thereof) or natural disasters occurring after the date hereof and involving the United States, (D) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, or any decline in the market price or change in trading volume of the Company Common Stock (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) (it being understood and agreed that the facts and circumstances giving rise to such failure or decline in market price or change in trading volume may be deemed to constitute, and may be taken into account in determining whether there has been, a Merger Agreement Material Adverse Effect), (E) the initiation of any Proceeding (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) against the Company by any Stockholder (for purposes of this definition, as defined in the Merger Agreement as in effect on November 7, 2013) (in its capacity as such) challenging or seeking to restrain or prohibit the consummation of the Transactions, (F) any adverse effect arising from the announcement or pendency of the Transactions (provided that this clause (F) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 5.3(b) of the Merger Agreement (as in effect on November 7, 2013)) or (G) except for any requirement to operate in the ordinary course of business, any adverse effect arising from any action taken by the Company or the Company Subsidiary that is expressly required by the terms of the Merger Agreement (as in effect on November 7, 2013) or the failure of the Company or the Company Subsidiary to take any action that the Company and the Company Subsidiary are specifically prohibited by Section 7.1(b) of the Merger Agreement (as in effect on November 7, 2013) from taking, in each case with respect to preceding clauses (A), (B) and (C), only to the extent that the Company and the Company Subsidiary, taken as a whole, are not disproportionately affected by such changes or events relative to other companies in the biotechnology or pharmaceutical industry.

“Merger Documents” shall mean the Merger Agreement, including all schedules, exhibits and annexes thereto, the Tender Offer Materials and all side letters, instruments and agreements affecting the terms of any of the foregoing or entered into in connection therewith.

“Merger Sub” shall mean Willow Acquisition Sub Corporation, a Delaware corporation and a Wholly Owned Subsidiary.

“Minimum Collateral Amount” shall mean, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the aggregate Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued by such Issuing Banks and outstanding at such time.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of Real Property with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.12, each in form and substance reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of the Subsidiaries or any of their ERISA Affiliates or with respect to which the Borrower or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, investment banking fees, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of ordinary income or capital gain Taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset or assets sold in such Asset Sale and which is required to be repaid with such cash proceeds (other than the Obligations); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such cash proceeds (or any portion thereof) in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 365 days of receipt of such cash proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such cash proceeds, such cash proceeds (or portion thereof) shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such cash proceeds shall be deemed to be Net Cash Proceeds (provided that if, prior to the end of such 365-day period, the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent stating that the Borrower or a Subsidiary has entered into a binding commitment to reinvest such cash proceeds (or any portion thereof) otherwise in accordance with clauses (x) and (y), such cash proceeds (or portion thereof) shall not constitute Net Cash Proceeds except to the extent not so used within 545 days of receipt);

(b) with respect to any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, the cash proceeds received from such casualty, damage or condemnation event, net of expenses and the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by such property and which is required to be repaid with such cash proceeds (other than the Obligations); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such cash proceeds (or any portion thereof) in productive assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 365 days of receipt of such cash proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate and at the proposed time of the application of such cash proceeds, such cash proceeds (or portion thereof) shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such cash proceeds shall be deemed to be Net Cash Proceeds (provided that if, prior to the end of such 365-day period, the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent stating that the Borrower or a Subsidiary has entered into a binding commitment to reinvest such cash proceeds (or any portion thereof) otherwise in accordance with clauses (x) and (y), such cash proceeds (or portion thereof) shall not constitute Net Cash Proceeds except to the extent not so used within 545 days of receipt); and (c) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Defaulting Lender” shall mean, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.

“Obligations” shall mean all (a) all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties from time to time under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of L/C Disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (c) without limiting the generality of the foregoing, obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other applicable Security Documents; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.24.

“OFAC Sanctions” shall have the meaning assigned to such term in Section 3.24.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(k).

“Permitted Business” shall mean a business described in Section 6.08.

“Permitted Investments” shall mean:

(a) Dollars;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(f) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (e) above;

(g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above; and

(h) in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.

“Permitted Joint Venture” shall mean any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity, but shall not include a Subsidiary) in which the Borrower or any Subsidiary is a joint venturer; provided, however, that (a) the joint venture is engaged solely in a Permitted Business and (b) under the governing documents of the joint venture or an agreement with the other parties to the joint venture the Borrower or Subsidiary is entitled to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.

“Permitted Liens” shall mean Liens expressly permitted pursuant to Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of the Subsidiaries issued in exchange for, or the net proceeds of which are used to purchase, repay, extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of the Subsidiaries, as applicable; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided that, with respect to Permitted Refinancing Indebtedness of any Existing Convertible Notes, such Permitted Refinancing Indebtedness shall have a final maturity date no earlier than the date that is one year after the latest Maturity Date in effect at the time of incurrence or issuance thereof and shall not have any amortization, redemption, sinking fund or similar requirement prior to such date;

(c) if the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment and/or liens to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment and/or liens to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(d) if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;

(e) such Permitted Refinancing Indebtedness does not add any additional obligors or guarantors with respect to the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged; provided, however, any Permitted Refinancing Indebtedness in respect of the Existing Convertible Notes may add the Subsidiary Guarantors as guarantors in respect thereof; and

(f) in the case of any Permitted Refinancing Indebtedness of any Existing Convertible Notes, the terms of such Permitted Refinancing Indebtedness shall comply with the provisions applicable to Additional Unsecured Debt pursuant to clauses (iv) and (v) of Section 6.01(j).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by the Borrower, any of the Subsidiaries or any of their ERISA Affiliates or with respect to which the Borrower or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 9.01(c).

“Private Lenders” shall mean Lenders other than Public Lenders.

“Pro Forma Basis” shall mean, for any period, solely for purposes of (x) determining compliance with Section 6.11 and (y) making all pro forma calculations expressly required to be made under this Agreement, such calculations shall give pro forma effect to all Material Acquisitions, all Material Dispositions and each issuance, incurrence or assumption of Indebtedness (with any such Indebtedness being deemed to be amortized over such period in accordance with its terms) that has occurred during such period as if they had occurred on the first day of such period, including (x) in the case of any Material Acquisition (notwithstanding clause (b) of the proviso in the definition of “Consolidated Net Income”), the Consolidated EBITDA of any Acquired Entity or other Person or assets acquired by the Borrower or any Subsidiary pursuant to a Material Acquisition during such period and (y) in the case of any Material Acquisition or Material Disposition, (a) cost savings that are factually supportable and quantifiable and have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 12 months following such Material Acquisition or Material Disposition, and as certified by a Financial Officer of the Borrower (provided that, in the case of this clause (a), (I) if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 12 months of a Material Acquisition or Material Disposition, then on and after the date that is 12 months after the date of such Material Acquisition or Material Disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 12-month period and (II) the aggregate adjustment pursuant to this clause (a) so permitted in any period shall not exceed 15% of Consolidated EBITDA for such period (determined before giving effect to any adjustment thereto pursuant to this clause (a)) and (b) such other adjustments as are reasonably satisfactory to Administrative Agent, each of which as certified by a Financial Officer of the Borrower, all calculated using the historical financial statements of the applicable Acquired Entities or other Persons or assets so acquired in a Material Acquisition or sold in a Material Disposition and the consolidated financial statements of the Borrower and the Subsidiaries, so long as, in each instance, such financial statements are prepared in accordance in all material respects with the requirements of GAAP (but without the requirement for footnote disclosures). In making any determination on a “Pro Forma Basis”, consolidated interest expense with respect to any Indebtedness bearing floating interest rates shall be computed as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods. All calculations asserted to be on a “Pro Forma Basis” shall, unless otherwise agreed to by the Administrative Agent, be prepared in all material respects in accordance with Regulation S-X, except that calculations of Consolidated EBITDA prepared on a “Pro Forma Basis” may include add-backs consistent with the definition of Consolidated EBITDA herein to the extent such add-backs are inconsistent with Regulation S-X.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Projections” shall have the meaning assigned to such term in Section 3.05(c).

“Public Lender” shall have the meaning assigned to such term in Section 9.01(c).

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Real Property” shall mean all the right, title and interest of the Borrower or any Subsidiary in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall have the meaning assigned to such term in Section 2.20(f).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation S-X” shall mean Regulation S-X (and the interpretations of the Securities and Exchange Commission thereunder) under the Securities Act of 1933, as amended.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans hereunder bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans (as such comparative rates are reasonably determined by the Administrative Agent) and (ii) any amendment that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, for the purposes of any of the foregoing interest rate calculations, original issue discount and upfront fees (which shall be deemed to constitute like amounts of original issue discount) shall be equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity).

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, Term Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary the payment, prepayment, repurchase, redemption or acquisition of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property, other than Qualified Capital Stock of the Person making such dividend or distribution that is issued ratably to such Person’s equityholders) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary (other than any such payment made with Qualified Capital Stock of the issuer of the Equity Interests being purchased, redeemed, retired, acquired, cancelled or terminated).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans made to the Borrower.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 1.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean January 2, 2019.

“Revolving Loans” shall mean (i) the revolving loans made by the Lenders to the Borrower pursuant to clause (ii) of Section 2.01(a) or (ii) a Mandatory Borrowing made by the Lenders pursuant to Section 2.22(e).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.

“SDN List” shall have the meaning assigned to such term in Section 3.24.

“Secured Debt” shall mean, at any time, the Total Debt outstanding at such time that is secured by a Lien on any asset or property of the Borrower or any of the Subsidiaries.

“Secured Leverage Ratio” shall mean, on any date, the ratio of Secured Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement).

“Secured Hedging Agreement” shall mean a Hedging Agreement with a Loan Party that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Secured Hedging Obligations” shall mean all obligations, liabilities and indebtedness, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under or with respect to any Secured Hedging Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages (if any), the Guarantee and Collateral Agreement, each short form security agreement filed with the United States Patent and Trademark Office or the United States Copyright Office, each deposit account control agreement and securities account control agreement executed and delivered pursuant to the Guarantee and Collateral Agreement or this Agreement and each of the other security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Senior Managing Agents” shall mean Natixis, New York Branch and RBS Citizens, N.A., in each case, in their capacity as a senior managing agent for the Credit Facilities.

“Senior Unsecured Notes” shall mean the 6.00% senior unsecured notes due January 15, 2021 issued by the Borrower pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Documents” shall mean the Senior Unsecured Notes, the Senior Unsecured Notes Indenture and the other documents, guarantees and instruments delivered in connection therewith.

“Senior Unsecured Notes Indenture” shall mean that certain Indenture, dated as of December 27, 2013, among the Borrower, U.S. Bank, National Association, as the trustee and the Subsidiary Guarantors.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (iv) all outsourced computing and information technology arrangements, including cloud computing and SaaS offerings, and (v) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” has the meaning set forth in Section 3.22.

“Specified Merger Agreement Representations” shall mean such of the representations and warranties made by the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s applicable Affiliate) has the right to terminate its obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Obligations” shall have the meaning assigned to such term in Section 7.03.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01(a) (as to the Loan Parties), 3.01(d) (as to the power and authority of the Loan

Parties to execute, deliver and perform the Loan Documents), 3.02(a) (as to the execution, delivery and performance of the Loan Documents by the Loan Parties), 3.02(b)(A) (as to the execution, delivery and performance of the Loan Documents by the Loan Parties), 3.02(c) (as to the execution, delivery and performance of the Loan Documents by the Loan Parties), 3.03, 3.09(b), 3.11, 3.12, 3.19, 3.22 and 3.24.

“Specified Transaction” shall mean (i) any investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Material Disposition that results in a Subsidiary ceasing to be a Subsidiary, (ii) any investment constituting an acquisition of assets constituting a business unit, line of business or division of, or at least a majority of the Equity Interests of, another Person or (iii) any Material Disposition of a business unit, line of business or division of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower or any Subsidiary that is contractually subordinated in right of payment to the Obligations pursuant to subordination terms that are reasonably satisfactory to the Administrative Agent.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean (i) each direct and indirect Wholly Owned Domestic Subsidiary of the Borrower listed on Schedule 1.01(b) and (ii) each other Subsidiary that subsequent to the date of this Agreement becomes a party to the Guarantee and Collateral Agreement. Notwithstanding any provision of this Agreement, the Borrower, in its sole discretion, may elect to cause any Domestic Subsidiary to become a Subsidiary Guarantor that is not otherwise required by the terms of any Loan Document to be or become a Subsidiary Guarantor.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Secured Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean PNC Bank, National Association, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any revolving loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target” shall mean Santarus, Inc., a Delaware corporation.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technology” shall mean, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, any of the foregoing or that are used by the Borrower or any Subsidiary.

“Tender Offer” shall mean the cash tender offer by Merger Sub for any and all of the common stock of the Target in accordance with the Tender Offer Materials and the Merger Agreement.

“Tender Offer Materials” shall mean the Offer to Purchase, dated December 3, 2013, in relation to the existing common stock of the Target.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 1.01(a), or in the Assignment and Acceptance or applicable Incremental Assumption Agreement pursuant to which such Lender assumed or agreed to provide its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments.

“Term Loan Maturity Date” shall mean January 2, 2020.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans (including in the form of Other Term Loans).

“Term Pro Rata Share” shall have the meaning assigned to such term in Section 7.03.

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date (or such other date as otherwise specified in this Agreement).

“Total Debt” shall mean, at any time, an amount equal to the sum of, without duplication, (i) the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries at such time (to the extent such Indebtedness would be included on a balance sheet prepared in accordance with GAAP), (ii) the aggregate principal amount of all debt obligations of the Borrower and the Subsidiaries at such time evidenced by bonds, debentures, notes, loan agreements or similar instruments (other than performance, surety or similar bonds to the extent not otherwise included in clause (i) above), (iii) the aggregate amount of unreimbursed drawings in respect of letters of credit (or similar facilities) issued for the account of the Borrower or any Subsidiary at such time and (iv) the aggregate amount of all Guarantees of the Borrower and the Subsidiaries in respect of Indebtedness of third persons of the type described in preceding clauses (i) through (iii) at such time, in each case calculated on a consolidated basis for the Borrower and the Subsidiaries.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $150,000,000.

“Transactions” shall mean, collectively, (a) the consummation of each component of the Acquisition, (b) the execution, delivery and performance by each of the Loan Parties of the Loan Documents to which it is a party, the making of the Borrowings and the issuances of the Letters of Credit hereunder from time to time and the use of proceeds thereof, (c) the issuance of the Senior Unsecured Notes and the use of proceeds thereof, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Target Debt and (e) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Credit Lenders in accordance with Sections 2.23(d) and 2.02(f) and (c) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loans that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.22(d).

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(d).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” shall mean a Subsidiary of which securities (except for directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) or other ownership interests representing 100% of the outstanding Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower, by one or more Wholly Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” shall have the meaning assigned to such term in Section 2.24(b).

“Yield Differential” shall have the meaning assigned to such term in Section 2.24(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to “knowledge” of any Loan Party or any Subsidiary shall mean the knowledge of a Responsible Officer of such Loan Party or Subsidiary. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate” (other than in Section 4.02(c)). All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement and such Loan Document and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (i) for purposes of determining the outstanding amount of any Indebtedness, (A) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25, and any statements replacing, modifying or superseding such guidance) shall be disregarded and such determination shall be made as if such election had not been made and (B) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness, and (ii) if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall be made on a Pro Forma Basis. To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the covenant set forth in Section 6.11 on a Pro Forma Basis (i) prior to March 31, 2014, such provision shall be deemed to refer to the covenant level set forth in Section 6.11 for March 31, 2014 and (ii) prior to the date upon which the financial statements and certificates required by Section 5.04(b) and 5.04(c) are required to be delivered for the fiscal quarter ending March 31, 2014, compliance shall be calculated on a Pro Forma Basis as of the period of four consecutive fiscal quarters ended December 31, 2013.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

SECTION 1.05. Available Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of which taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, (i) each Term Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount equal to its Term Loan Commitment and (ii) each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. Within the limits set forth in clause (ii) of the immediately preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount equal to its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) and Mandatory Borrowings, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (x) in the case of Eurodollar Loans, an integral multiple of $1,000,000 and not less than $2,000,000, and (y) in the case of ABR Loans, an integral multiple of $500,000 and not less than $1,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in Section 2.24(a) or the related Incremental Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings in the aggregate outstanding hereunder at any time (or such greater number of Eurodollar Borrowings as may be acceptable to the Administrative Agent in its sole discretion). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan (except for purposes of Section 6.11) and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to such Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f), and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, a deemed Borrowing pursuant to Section 2.02(f) or a Mandatory Borrowing pursuant to Section 2.22(e), in each case, as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon). New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 90 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such Borrowing Request, then the Borrower shall be deemed to have selected an Interest

Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender (A) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (B) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans owing by the Borrower that were outstanding on the date of such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made (or deemed made) to the Borrower hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender (which is not a Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans unless and until a Mandatory Borrowing is effected in connection therewith in accordance with Section 2.22(e).

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable to the Administrative Agent in its capacity as such set forth in the Fee Letters at the times and in the amounts specified therein (the “Agent Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender except to the extent provided in Section 2.26(a)(iii)(A)), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06(b) and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments are terminated and no Letters of Credit are outstanding, a fronting fee which shall accrue at a rate per annum to be separately agreed upon by the Borrower and each such Issuing Bank on the average daily amount of the L/C Exposure of such Issuing Bank (in its capacity as an Issuing Bank) applicable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the date such Letter of Credit is issued to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure with respect to such Letter of Credit, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, an upfront fee equal to 0.50% of the aggregate amount of such Revolving Credit Lender’s Revolving Credit Commitment on the Closing Date, and for

the account of each Term Lender, an upfront fee equal to 0.50% of the aggregate amount of such Term Lender’s Term Loan Commitment on the Closing Date (collectively, the “Upfront Fees”). All Upfront Fees shall be payable in full on the Closing Date.

(e) Notwithstanding any provision to the contrary contained herein, at the time of the effectiveness of any Repricing Event that is consummated on or prior to the six-month anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are prepaid, repaid, converted or subject to a pricing reduction, as applicable, in connection with such Repricing Event (including each Lender that refuses to consent to an amendment, waiver or other modification with respect to a Repricing Event and is replaced as a Lender under Section 2.21), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Event described in clause (i) of the definition thereof, the aggregate principal amount of all Term Loans prepaid, repaid or converted in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event. Such fees shall be earned, due and payable upon the date of such prepayment, repayment, conversion or the effectiveness of such pricing reduction, as the case may be.

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders entitled thereto, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation of such Fees.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR Loans based on the Base Rate) at all times, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Interest on each Loan shall be payable by the Borrower on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If any Event of Default under Section 7.01(b), (c), (d) (solely with respect to Section 6.11), (g) or (h) has occurred and is continuing or, upon written notice from the Required Lenders to the Borrower, any other Event of Default has occurred and is continuing, the amount of any principal on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, shall bear interest (after as well as before judgment), payable on demand, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan of the applicable Class (and in respect of any unpaid Fee, an ABR Loan in respect of a Revolving Loan) plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing, the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (and the Administrative Agent agrees promptly to give notice when the Administrative Agent determines that such circumstances no longer exist), any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date five Business Days prior to the Revolving Credit Maturity Date.

(b) Upon at least three Business Days’ prior written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, in the case of the Term Loan Commitments, and in a minimum amount of $2,000,000, in the case of the Revolving Credit Commitments, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Each notice delivered by the Borrower pursuant to this Section 2.09(b) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 90 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings.

(a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December prior to the Term Loan Maturity Date beginning on March 31, 2014, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), equal quarterly installments of principal equal to 1.25% of the original principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(g), 2.24(d) and 2.25(c)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall pay to the Administrative Agent, for the account of the respective Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12, 2.13(g) and 2.25(c)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Maturity Date applicable to such Term Loans and Other Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is (x) in the case of Eurodollar Loans, an integral multiple of $500,000 and not less than $1,000,000, and (y) in the case of ABR Loans, an integral multiple of $500,000 and not less than $1,000,000 and (ii) at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) Voluntary prepayments of Term Loans shall be allocated pro rata between the Term Loans and Other Term Loan, if any (based on their respective outstanding principal amounts) and shall be applied against the scheduled installments of principal due in respect of the Term Loans and Other Term Loans under Sections 2.11(a)(i) and (ii), respectively, following the date of such prepayment as directed by the Borrower in the notice described in clause (a) above or, in the absence of any such direction, in direct order of maturity.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days. All prepayments under this Section 2.12 shall be subject to Sections 2.05(e) (to the extent applicable) and 2.16, but otherwise may be made without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements reasonably satisfactory to the Administrative Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and if, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, the Aggregate Revolving Credit Exposure continues to exceed the Total Revolving Credit Commitment, then the Borrower shall cash collateralize or provide a backstop letter of credit with respect to such excess in accordance with Section 2.13(f).

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, other than Asset Sales permitted by clause (iii) of Section 6.05(b), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(c) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $5,000,000, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(d) No later than 95 days after the end of each fiscal year, commencing with the fiscal year ending on December 31, 2014, the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(g) in an aggregate principal amount equal to (x) 50% of Excess Cash Flow for the fiscal year then ended minus (y) the aggregate principal amount of Loans (other than any Term Loans (calculated at the face amount thereof) purchased or prepaid pursuant to a Discounted Prepayment Offer pursuant to Section 2.25) to the extent (and only to the extent) voluntarily prepaid pursuant to Section 2.12 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Credit Commitment in an amount equal to such prepayment) during the same fiscal year; provided that the percentage set forth in clause (x) above shall be (A) 25%, if the Borrower achieves a Total Leverage Ratio of less than 3.50:1.00 but greater than or equal to 2.50:1.00 as of the last day of such fiscal year and (B) 0%, if the Borrower achieves a Total Leverage Ratio of less than 2.50:1.00 as of the last day of such fiscal year.

(e) In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for borrowed money (other than any cash proceeds from the issuance or incurrence of Indebtedness for borrowed money permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Net Cash Proceeds the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f) Upon receipt of notice and upon the request of the Administrative Agent, if the L/C Exposure shall exceed the L/C Commitment on any date, the Borrower shall (i) Cash Collateralize such excess with an amount in cash equal to 105% of such excess as of such date or (ii) provide a backstop letter of credit in a face amount equal to 105% of such excess as of such date from an issuer and pursuant to arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank.

(g) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans, if any, (based on their relative outstanding principal amounts) and shall be applied in the direct order of maturity against the scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii), respectively, following the date of such prepayment.

(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.05(e) (to the extent applicable) and Section 2.16, but shall otherwise be made without premium or penalty, and (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with, or for the account of or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or any Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time as specified in paragraph (c) below, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time as specified in paragraph (c) below, the Borrower shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts (and the basis thereof) necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or such Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn (and each Lender shall promptly withdraw such declaration when such Lender determines that the circumstances giving rise thereto no longer exist); and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under paragraph (a)(i) or (a)(ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower and the Administrative Agent by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (whether or not such notice is permitted to be revoked, withdrawn or extended pursuant to the terms of this Agreement) or (iv) any Eurodollar Loan to be prepaid by the Borrower not being prepaid after notice of prepayment of such Eurodollar Loan shall have been given by the Borrower hereunder (whether or not such notice is permitted to be revoked, withdrawn or extended pursuant to the terms of this Agreement) (any of the events referred to in this sentence being called a “Breakage Event”). In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such

Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest such Lender is reasonably likely to realize in redeploying the funds repaid or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 (and setting forth in reasonable detail the calculations thereof and the basis therefor) shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing (except Discounted Prepayment Offers made by the Borrower as provided in Section 2.25), each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); it being acknowledged that this Section 2.17 shall not apply to any payment received by any Lender as consideration for the assignment or participation in any Loan to any assignee or participant in accordance with this Agreement. For purposes of determining the available Revolving Credit Commitments of the Lenders at any time (other than to the extent provided in Section 2.05(a)), each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchases or adjustments shall be rescinded to the extent of such recovery and the purchase prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower (including a Discounted Prepayment Offer made by the Borrower pursuant to Section 2.25) pursuant to and in accordance with the express terms of this Agreement or any payment received by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall not apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement, or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(d)) shall be made to the Administrative Agent at its offices at 520 Madison Avenue, New York, NY 10022 (or such other office as the Administrative Agent may specify in writing from time to time to the Borrower and the Lenders). The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Except where required by a Governmental Authority, any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes. If the Administrative Agent or any Loan Party determines, in its reasonable discretion exercised in good faith, that it is so required to withhold Taxes, then the Administrative Agent or such Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes or Other Taxes, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make such deductions and (iii) the Borrower or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower or applicable Loan Party, as the case may be, shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent, each Lender, each SPV and each Issuing Bank (collectively, “Recipients” and individually, a “Recipient”) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent) and, if required, to any applicable Governmental Authority, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (or, in the case of an SPV, on or prior to the date such SPV makes a Loan in accordance with Section 9.04(i)) (and from time to time thereafter upon the expiration or invalidity of the certificate or any of the IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), whichever of the following is applicable:

(i) two duly completed, executed, original copies of IRS Form W-8BEN (or successor forms) establishing eligibility for benefits of an income tax treaty to which the United States is a party or an exemption provided by the Code,

(ii) two duly completed, executed, original copies of IRS Form W-8ECI (or successor forms), establishing that such Recipient is not subject to deduction or withholding of United States Federal income tax,

(iii) in the case of such Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two duly completed, executed, original copies of IRS Form W-8BEN (or successor forms), and (y) a certificate certifying that such Recipient is not (A) a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or of a guarantor or (C) a controlled foreign corporation related, directly or indirectly, to the Borrower within the meaning of Section 864(d)(4) of the Code, or

(iv) in the case of such Recipient not being the beneficial owner, two duly completed, executed, original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate as described in clause (iii)(y) immediately above, and/or IRS Form W-9, as applicable from each beneficial owner.

Notwithstanding any other provisions of this paragraph, a Recipient shall not be required to deliver any form pursuant to this Section 2.20(f) that such Recipient is not legally able to deliver.

(g) Each Recipient that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) and that has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by U.S. Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below, upon the request of the Borrower or the Administrative Agent, or as prescribed by applicable law), two duly completed, executed, original copies of IRS Form W-9 certifying that such Lender or the Administrative Agent, as applicable, is not subject to backup withholding, unless such Recipient is legally unable to provide IRS Form W-9 or is legally unable to make such a certification.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) If the Administrative Agent, the applicable Issuing Bank or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, the applicable Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(i) shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to take any action that would be, in the sole and reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, legally or commercially or otherwise disadvantageous to a Lender in any respect or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of each Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld or delayed, (y) the Borrower or such assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16) and (z) if such assignment is in connection with a Lender that refuses to consent to an amendment, waiver or other modification with respect to a Repricing Event, the Borrower shall pay to such Lender the premium or fee set forth in Section 2.05(e) (to the extent applicable), on or prior to the date of the consummation of such assignment; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and such Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) if agreed to by the Borrower, to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make Swingline Loans to the Borrower at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan (i) shall be made and maintained as an ABR Loan and (ii) shall be in a principal amount that is an integral multiple of $100,000 and in a minimum amount of $500,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any Revolving Credit Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to any Defaulting Lender’s participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 9.08(b).

(b) Swingline Loans. The Borrower shall notify, by delivery of a Borrowing Request, the Swingline Lender (with a copy to the Administrative Agent) by fax, or by telephone (promptly confirmed by fax), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such Borrowing Request shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving irrevocable written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender (with a copy to the Administrative Agent) before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d) Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under clause (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other Person liable for obligations of the Borrower) of any default in the payment thereof.

(e) Mandatory Borrowings. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under clause (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01, in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders based on their Pro Rata Percentage and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally, agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any Mandatory Borrowing made pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a Mandatory Borrowing shall be promptly remitted to the Administrative Agent and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have funded their obligations pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The refinancing of a Swingline Loan with a Mandatory Borrowing pursuant to this paragraph shall not relieve the Borrower (or other Person liable for obligations of the Borrower) of any default in the payment of such Mandatory Borrowing. Mandatory Borrowings shall be made upon the notice specified in above, with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in this Section 2.22(e).

(f) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event the Swingline Lender notifies the Administrative Agent and the Borrower that a Lender has not funded its participation pursuant to Section 2.22(d) or its pro rata share of a Mandatory Borrowing pursuant to Section 2.22(e), the Borrower shall, upon demand by the Swingline Lender, pay to the Administrative Agent for the account of the Swingline Lender an amount equal to such Defaulting Lender’s unfunded participation or Pro Rata Percentage of the Loans required to be made pursuant to such Mandatory Borrowing, as the case may be, which amount shall be applied by the Administrative Agent solely to reduce the aggregate principal amount of outstanding Swingline Loans; provided that no such payment by the Borrower shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents including without limitation to fund its Pro Rata Percentage of participations required by Section 2.22(d) or Loans made pursuant to a Mandatory Borrowing, in each case, after giving effect to any payments made by the Borrower pursuant to the terms of this sentence.

SECTION 2.23. Letters of Credit. (a) General. The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its Wholly Owned Subsidiaries (in which case the Borrower and such Wholly Owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in form and substance reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a); provided that all Letters of Credit shall be denominated in Dollars. This Section 2.23 shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by (i) reallocating all or any part of such Defaulting Lender’s participation in Letters of Credit among the Non-Defaulting Lenders in accordance with Section 2.23(j) and/or (ii) Cash Collateralizing such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement in accordance with Section 2.23(k).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $25,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement, not later than 12:00 (noon), New York City time, on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other Person guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank, (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank (unless otherwise determined by a court of competent jurisdiction in a final and non-appealable decision).

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall, as promptly as possible, give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum then applicable to ABR Revolving Loans.

(i) Resignation or Removal of an Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed) that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j) Reallocation of Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s

Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this Section 2.23(j) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23(k).

(k) Cash Collateralization.

(i) Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(j) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(ii) Event of Default. If any Event of Default shall occur and be continuing, the Borrower shall (subject to the last sentence of clause (v) of this Section 2.23(k)), on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Majority Revolving Credit Lenders), Cash Collateralize the L/C Exposure in an amount in cash equal to 105% of the L/C Exposure as of such date; provided that the obligation to Cash Collateralize shall become effective immediately, and such Cash Collateral will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(g) or (h).

(iii) Grant of Security Interest. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for (x) the Borrower’s obligation to reimburse the Administrative Agent pursuant to Section 2.23(e) and/or the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit and/or (y) the Borrower’s other Obligations, in each case to be applied pursuant to clause (iv) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will (subject to the last sentence of clause (v) of this Section 2.23(k)), promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency).

(iv) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied (x) to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit for which the Cash Collateral was so provided and (y) as set forth in clause (ii) above in connection with an Event of Default, in each case, prior to any other application of such property as may otherwise be provided for herein. Other than any interest earned on the investment of Cash Collateral in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, Cash Collateral deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be treated for all purposes as additional Cash Collateral. Such deposits shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed and (ii) if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Revolving Credit Lenders), be applied to satisfy the Obligations.

(v) Termination of Requirement. If the Borrower is required to provide Cash Collateral hereunder as a result of a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(k) following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that the Borrower and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If the Borrower is required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.24. Incremental Term Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments, in an aggregate amount not to exceed the Incremental Facility Amount, from one or more Incremental Term Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $10,000,000 and a minimum amount of $50,000,000 or (x) such lesser amount equal to the remaining Incremental Facility Amount or (y) such lesser increments and minimum amount as may be acceptable to the Administrative Agent in its sole discretion), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 30 days after the date of such notice, unless agreed to by the Administrative Agent) and (iii) state that such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion and without the consent of any other Lender, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Assumption Agreement as provided in this Section 2.24, such Lender shall not be obligated to fund any Incremental Term Loans) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Person. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the Incremental Assumption Agreement. The Incremental Term Loans shall rank pari passu in right of payment and security with the Term Loans. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the latest Maturity Date then in effect and (ii) the weighted average life to maturity of the Other Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans of any Class then outstanding. If the initial Yield on such Incremental Term Loans exceeds the then applicable Yield on any Class of Term Loans then in effect (including any previously issued Incremental Term Loans) for Eurodollar Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for each such Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans (it being understood and agreed, however, that any increase in Yield to any such Class of Term Loans required due to the application of an Alternate Base Rate “floor” or Adjusted LIBO Rate “floor” on any Incremental Term Loans shall be effected, at the option of the Borrower, through an increase in (or implementation of, as applicable) any Alternate Base Rate “floor” or Adjusted LIBO Rate “floor” applicable to such existing Class of Term Loans or an increase in the Applicable Margin with respect thereto or a combination thereof). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments (which may be in the form of an amendment and restatement). For purposes of this Section 2.24, “Yield” shall mean, as to any Class of Term Loans, the effective yield on such Class of Term Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Class of Term Loans and (y) the four years following the date of incurrence thereof) payable generally to lenders making such Class of Term Loans, but excluding any arrangement, structuring or other similar fees payable in connection therewith that are not generally shared with the relevant lenders.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iii) on the date of such effectiveness, the Borrower would be in compliance with the applicable covenant level set forth in Section 6.11 (whether or not then in effect) and a Secured Leverage Ratio of no greater than 2.50:1.00, in each case, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b)(i), as the case may be, and Section 5.04(c) have been delivered, on a Pro Forma Basis, after giving effect to the incurrence of such Incremental Term Loans and the application of proceeds thereof, (v) all fees and expenses owing in respect of such Incremental Term Loan Commitment to the Administrative Agent and the Lenders shall have been paid in full and (vi) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Incremental Term Loans shall otherwise be reasonably satisfactory to the Administrative Agent.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished (i) by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis or (ii) with the consent of the Borrower (not to be unreasonably withheld or delayed), by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan. Any conversion of Eurodollar Loans to ABR Loans required by the immediately preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.

SECTION 2.25. Discounted Voluntary Prepayments.

(a) Notwithstanding anything to the contrary contained in Section 2.12 or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, offer to prepay Term Loans at less than principal amount thereof (each, a “Discounted Prepayment Offer”), each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as the following conditions are satisfied:

(i) each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of any Auction Notice and at the time of prepayment of any Term Loans in connection with any Discounted Prepayment Offer;

(iii) the minimum aggregate principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower shall offer to prepay in any such Discounted Prepayment Offer shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) all Term Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed);

(v) no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any four-quarter period of the Borrower;

(vi) the Borrower represents and warrants that, at the commencement and settlement of the Discounted Prepayment Offer, it does not have material information regarding the Loans or the Borrower, the Subsidiaries or their respective Affiliates that has not been disclosed to the Private Lenders;

(vii) the Borrower would be in compliance with the applicable covenant level set forth in Section 6.11 (whether or not then in effect) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b)(i), as the case may be, and Section 5.04(c) have been delivered on a Pro Forma Basis, after giving effect to each prepayment of the Term Loans made in accordance with this Section 2.25 as if such prepayment occurred on the first day of such period;

(viii) each Discounted Prepayment Offer shall be open and offered to all Lenders of the relevant Class of Term Loans on a pro rata basis;

(ix) no purchase of Term Loans pursuant to this Section 2.25 shall be made with proceeds received from the incurrence of Revolving Loans or Swingline Loans; and

(x) at the time of the consummation of each purchase of Term Loans through a Discounted Prepayment Offer, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii), (vi), (vii) (and, in the case of such clause (vii), showing the calculations therefor in reasonable detail) and (ix).

(b) The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Term Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other Person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Term Loans made by the Borrower pursuant to this Section 2.25, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Term Loans up to the settlement date of such prepayment.

(c) All Term Loan prepayments conducted pursuant to Discounted Prepayment Offers shall not constitute voluntary or mandatory prepayments for purposes of Sections 2.12 and 2.13, but the face amount of the Term Loans prepaid pursuant to this Section 2.25 shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Term Loans.

(d) Immediately upon a prepayment of the Term Loans pursuant to this Section 2.25, (x) such Term Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Term Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(e) The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

(f) No Lender shall be obligated or required to participate in any Discounted Prepayment Offer.

SECTION 2.26. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Revolving Credit Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender and any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(k); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.23(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Revolving Credit Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(j), (y) pay to each applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.23(j)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to actions taken by the Required Lenders (including approval of amendments, waivers and similar actions) and fees accrued or payments made by or on behalf of the Borrower while that Revolving Credit Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders, on the Closing Date (giving effect to the Transactions to occur on such date) and on the date of each Credit Event, that:

SECTION 3.01. Organization; Powers. (a) The Borrower and each of the Subsidiaries (other than an Immaterial Subsidiary) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) the Borrower and each of the Subsidiaries (other than an Immaterial Subsidiary) has all requisite power and authority and all material requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) the Borrower and each of the Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) the Borrower and each of the Subsidiaries has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, partnership, limited liability company, and, if required, stockholder, partner or member action, as applicable, of each Loan Party, (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) any order of or undertaking with any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except such violation as could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except where the consequences thereof could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than the Liens created hereunder and under the Security Documents) and (c) will not violate any provision of the certificate or articles of incorporation or certificate of formation or other constitutive documents or by-laws, partnership agreement or limited liability company agreement of the Borrower or any Subsidiary.

SECTION 3.03. Enforceability. Each Loan Document has been duly executed and delivered by each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Governmental Approvals. The Transactions do not require any consent or approval of, registration or filing with, certificate, certification, permit, license or authorization from, or any other action by any Governmental Authority, in each case, except for (i) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and (if applicable) the United States Copyright Office, (ii) any other required filings in respect of any Collateral and (iii) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements; Projections. (a) Reference is made to the consolidated balance sheets and related consolidated statements of income, cash flows and stockholder’s equity of (i) the Borrower (x) as of and for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, and the reports thereon of PricewaterhouseCoopers LLP for fiscal year ended December 31, 2010 and Ernst & Young LLP for fiscal years ended December 31, 2011 and December 31, 2012 included in the Borrower’s respective Annual Reports on Form 10-K for the years ended December 31, 2010, 2011 and 2012, as filed with the SEC and (y) as of and for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, in each case included in the Borrower’s respective Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the SEC and (ii) the Target (x) as of and for the fiscal years ended December 31, 2010, December 31, 2011, and December 31, 2012, and the reports thereon of Ernst & Young LLP for fiscal years ended December 31, 20,10, 2011 and 2012 included in the Target’s respective Annual Reports on Form 10-K for the years ended December 31, 2010, 2011 and 2012, as filed with the SEC and (y) as of and for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, in each case included in the Target’s respective Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed with the SEC. Such financial statements present fairly in all material respects the consolidated financial condition and results of operations and cash flows of each of the Borrower and the Target and their respective consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and the consolidated Subsidiaries and the Target and its consolidated subsidiaries, as applicable, as of the dates thereof to the extent required to be disclosed by GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b) Reference is made to the unaudited pro forma consolidated balance sheet and related pro forma statements of income and statement of cash flows of the Borrower and the Subsidiaries as of September 30, 2013 set forth in the Confidential Information Memorandum, which give effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the twelve month period ending on such date. Such pro forma financial statements (A) have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum and stated therein (which assumptions are believed by management of the Borrower on the Closing Date to be reasonable) and are based on the best information available to the Borrower as of the date of delivery thereof, (B) accurately reflect all material adjustments required to be made to give effect to the Transactions (other than detailed purchase accounting adjustments), (C) have been prepared on a basis consistent with the audited financial statements of the Borrower for the fiscal year ended December 31, 2012, and (D) present fairly in all material respects on a pro forma basis the estimated consolidated financial position of the Borrower and the consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c) Reference is made to the forecasts of financial performance of the Borrower and the Subsidiaries for the fiscal years 2014 through 2020 (the “Projections”) set forth in the Confidential Information Memorandum (Private Version). The Projections have been prepared in good faith by the Borrower and based upon (i) accounting principles consistent with the historical audited financial statements of the Borrower for the fiscal year ended December 31, 2012, and (ii) assumptions that are believed by the Borrower in good faith to be reasonable at the time made and at the time the Projections were made available to the Private Lenders (it being understood that the Projections are subject to uncertainties and contingencies, some of which are beyond the Borrower’s control, that no assurance can be given by the Borrower that any particular Projections will be realized, that actual results may differ, and that such differences may be material).

SECTION 3.06. No Material Adverse Change. Since December 31, 2012, there has been change in the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower or any Subsidiary that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Title to Properties; etc. The Borrower and each Subsidiary has good and valid title to, or valid leasehold interests in, or valid license to use, all its material properties and assets (including all material Real Property but excluding Intellectual Property which is addressed in Section 3.24), in each case, except for minor defects that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of all Liens except for Permitted Liens.

SECTION 3.08. Subsidiaries. (a) Schedule 3.08(a) sets forth, as of the Closing Date, a list of (i) the Borrower and each Subsidiary and its jurisdiction of incorporation or organization as of the Closing Date and (ii) all Subsidiaries and the direct or indirect percentage ownership interest of the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are duly and validly issued and fully paid and non-assessable and are owned by the Borrower or the respective Subsidiary thereof as indicated on such Schedule 3.08(a) (other than with respect to Subsidiaries that have been sold or otherwise disposed of in accordance with Section 6.05), directly or indirectly, free and clear of all Liens (other than (x) Liens created under the Security Documents, (y) in the case of shares of capital stock or other ownership interests constituting Collateral, any Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted and (z) in all other cases, any Permitted Liens).

(b) Schedule 3.08(b) sets forth, as of the Closing Date, (i) a list of the Immaterial Subsidiaries and (ii) for each such Immaterial Subsidiary, the total assets and gross revenues of such Immaterial Subsidiary as of, and for the twelve month period ended on, September 30, 2013 and the percentage that such total assets and gross revenues represent in relation to the Consolidated Total Assets and gross revenues of the Borrower and the Subsidiaries as of, and for the twelve month period ended on, such date.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary or any business, property or rights of any such Person, and no notifications from, or, to the knowledge of the Borrower, investigations by, any Governmental Authority regarding actual or potential violations of Health Care Laws by the Borrower or any Subsidiary (i) that involve any Loan Document, or the Transactions or (ii) as to which there is a reasonable possibility of an adverse result that could reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary is in violation of any law, rule or regulation (including all applicable Health Care Laws and Environmental Laws), or is in default with respect to any judgment, writ, injunction, decree or order of or undertaking with any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. Neither the Borrower nor any of Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X. As of the Closing Date and upon the consummation of the Merger, none of the Borrower or any other Loan Party owns Margin Stock as of the Closing Date. If at any time a Loan Party owns any Margin Stock, the Borrower shall promptly notify the Administrative Agent and, if requested by the Administrative Agent, each Loan Party will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U. At the time of each Credit Event, not more than 25% of the value of the assets of the Borrower and the Subsidiaries taken as a whole (including all capital stock of the Borrower held in treasury) will constitute Margin Stock.

SECTION 3.12. Investment Company Act; etc. Neither the Borrower nor any Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any requirement of law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Guarantee in respect of Indebtedness.

SECTION 3.13. Use of Proceeds. The Borrower will (a) use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Assumption Agreement.

SECTION 3.14. Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and the Subsidiaries has timely filed or caused to be timely filed all Federal, state local and foreign tax returns required to have been filed by it and all such tax returns are true and correct and has duly paid or caused to be duly paid all taxes (whether or not shown on any tax return) due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP. There is no tax assessment, deficiency, audit or other proceeding proposed in writing against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum (excluding general market data not prepared by or specific to the Borrower and the Subsidiaries) or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender with respect to the Borrower and the Subsidiaries in connection with the negotiation of this Agreement or any other Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent the Confidential Information Memorandum or any other such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and upon assumptions believed by management of the Borrower to be reasonable at the time delivered, and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Plans. (a) The Borrower, each Subsidiary and each of their respective ERISA Affiliates are in compliance with the applicable provisions of ERISA with respect to all Plans, other than noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan complies, and is operated and maintained in compliance, with all applicable legal requirements, including all applicable provisions of ERISA and the Code, other than any such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination (or, if such Plan uses a prototype or volume submitter plan document has received a favorable opinion or advisory) from the Internal Revenue Service that the form meets the tax qualification requirements and nothing has occurred which would prevent, or cause the loss of, such qualification

(b) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of the Borrower, any Subsidiary or any of their ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower, any Subsidiary or any of their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.17. Environmental Matters. Except with respect to any matters that could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) is subject to any pending or threatened (in writing) action, suit, claim, investigation, or other judicial or administrative proceeding by any Person under any Environmental Law.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower and any Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect. The Borrower and the Subsidiaries maintain, with financially sound and reputable insurers, such insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent together with stock, membership interest powers or other appropriate instruments of transfer duly executed in blank, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Pledged Collateral, in each case prior and superior in right to any other Person, and subject only to Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of the Loan Parties party thereto in such Collateral (other than Company Intellectual Property) to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC, in each case prior and superior in right to any other Person, and subject only to Permitted Liens.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with, as and if applicable, the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements or such other filings in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of the Loan Parties party thereto in the Company Intellectual Property to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC and/or such recordation in, as applicable, the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person, and subject only to Permitted Liens (it being understood that subsequent filings and recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary with respect to U.S. issued patents and U.S. patent applications, U.S. trademark registrations and U.S. trademark applications and U.S. copyright registrations acquired by the applicable Loan Parties after the date hereof).

(c) Any Mortgage executed by a Loan Party pursuant to Section 5.12(c) shall, after the execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the applicable office and all related recording fees paid, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party thereto in such Mortgaged Property and the proceeds thereof, prior and superior in right to any other Person, and subject only to Permitted Liens.

SECTION 3.20. Location of Real Property and Leased Premises. (a) As of the Closing Date, neither the Borrower nor any other Loan Party owns in fee any Real Property.

(b) Schedule 3.20 contains a true and complete list of each interest in each applicable Leasehold of each Loan Party as of the Closing Date and the addresses (including street addresses, counties and states) of all applicable leases, subleases, franchises or licenses thereof.

SECTION 3.21. Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened, (ii) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (iii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. As of the Closing Date, neither the Borrower nor any Subsidiary is a party to any collective bargaining agreement.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and the occurrence of each other Credit Event and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and the Subsidiaries, taken as a whole, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise of the Borrower and the Subsidiaries, taken as a whole; (b) the present fair saleable value of the property of the Borrower and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries, taken as a whole, as such debts and other liabilities become absolute and matured; (c) the Borrower and the Subsidiaries, taken as a whole, will be able to pay the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries, taken as a whole, as such debts and liabilities become absolute and matured; and (d) the Borrower and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date (“Solvent”).

SECTION 3.23. Merger Documents. As of the Closing Date, all representations and warranties set forth in the Merger Documents (with respect to the representations and warranties of the Target set forth therein, to the knowledge of the Borrower) were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made).

SECTION 3.24. Anti-Terrorism Law; Sanctioned Persons; Anti-Money Laundering. (a) Neither the Borrower nor any Subsidiary, and, to the knowledge of the Borrower, none of their respective Affiliates is in violation in any material respect of any applicable law, rule or regulation relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act.

(b) None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee, broker, Affiliate or other agent of any Loan Party, is (a) the target of any sanction or regulation promulgated by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury (“OFAC Sanctions”); or (b) identified on OFAC’s list of Specially Designated Nationals and Blocked Persons (“SDN List”) and/or any similar list. The Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person who is currently (a) subject to OFAC Sanctions; or (b) identified, or owned, operated or controlled by any Person identified, on the SDN List.

(c) None of the Borrower, any Subsidiary and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) None of the Borrower, any Subsidiary, nor any director or officer, nor to the knowledge of the Borrower, any agent, employee or other Person acting, directly or indirectly, on behalf of any Loan Party, has, in the course of its actions for, or on behalf of, any Loan Party, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.25. Intellectual Property. (a) The Borrower and each Subsidiary owns or is licensed to use and, where licensed to the Borrower or a Subsidiary by a Person that is not the Borrower or a Subsidiary, pursuant to written, valid and enforceable agreements, free and clear of all Liens (other than Permitted Liens), all Intellectual Property necessary for the conduct of its business (the “Company Intellectual Property”), except for such Intellectual Property which the failure to own or to have a license to use could not reasonably be expected to result in a Material Adverse Effect.

(b) No claim has been asserted or is pending by any Person challenging the use by the Borrower or any Subsidiary of any Company Intellectual Property or the validity or enforceability of any Company Intellectual Property, nor does the Borrower know of any valid basis for any such claim, other than any such claims that could not reasonably be expected to result in a Material Adverse Effect.

(c) Except pursuant to written, valid and enforceable licenses and other user agreements entered into by the Borrower and the Subsidiaries, neither the Borrower nor any Subsidiaries have authorized or enabled any other Person (other than the Borrower or a Subsidiary) to use any Company Intellectual Property. The Borrower and each Subsidiary have taken commercially reasonable actions to protect the secrecy, confidentiality and value of all material trade secrets used in such entity’s business.

(d) (i) To the knowledge of the Borrower, no other Person is infringing, misappropriating or violating any right of the Borrower or any Subsidiaries in any Company Intellectual Property, (ii) neither the Borrower nor any Subsidiaries is infringing upon, violating or misappropriating any Intellectual Property of another Person, (iii) neither the Borrower nor any Subsidiaries is in breach of, or in default under, any license of Company Intellectual Property granted by any other Person, to the Borrower or such Subsidiary, or under any other material agreements (such as supply, manufacturing, or distribution agreements) to which it is a party, and (iv) no proceedings have been instituted or are pending against the Borrower or any Subsidiaries or threatened, and no written notice from any other Person has been received by the Borrower or any Subsidiaries, alleging any such infringement, violation or misappropriation, breach or default, except (in the case of each of the preceding clauses (i) through (iv)) where the consequences thereof could not reasonably be expected to result in a Material Adverse Effect.

(e) Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other Person in respect of any right of the Borrower or any of the Subsidiaries in any Company Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing under Section 2.10 or a Mandatory Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02(f)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) Except with respect to the Credit Event to occur on the Closing Date, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification contained therein) in all respects.

(c) Except with respect to the Credit Event to occur on the Closing Date, at the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing (except that the covenant of the Borrower in Section 6.11 shall not be applicable unless (i) the Credit Event is the incurrence of any Revolving Loans or Swingline Loans or the issuance of any Letters of Credit and (ii) the aggregate outstanding principal amount or face amount (as the case may be) of Revolving Loans, Swingline Loans and Letters of Credit exceeds (or after giving effect to the proposed Credit Event will exceed) 25% of the aggregate amount of the Total Revolving Credit Commitment then in effect.

Each Credit Event after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Joint Lead Arrangers, the Collateral Agent, the Lenders and the Issuing Banks, a favorable written opinion of Covington & Burling LLP, counsel for the Borrower (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Joint Lead Arrangers, the Collateral Agent, the Lenders and the Issuing Banks, and (C) in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower hereby requests such counsel to deliver such opinion.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, certificate of formation or partnership agreement, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization (other than in the case of an unregistered general partnership) and a certificate as to the good standing (in so called “long-form”, if available) of each Loan Party as of a recent date and a “short-form” good standing certificate of each Loan Party as of the Closing Date, in each case, from such Secretary of State (or, in each case, a comparable governmental official) (other than in the case of an unregistered general partnership), (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of its obligations under the Loan Documents to which such Person is a party and, in the case of the Borrower, the incurrence of Loans and the issuance of Letters of Credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or certificate of formation, as applicable, of such Loan Party has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and (E) with respect to the certificate of the Borrower only, that attached thereto are true and correct copies of the Merger Documents and the Senior Unsecured Notes Documents, and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c) (i) The Specified Representations shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such Specified Representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) as of such earlier date, (ii) the Specified Merger Agreement Representations shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)) on and as of the Closing Date as though made at and as of such date (unless any such Specified Merger Agreement Representations is made only as of a specific date, in which event such Specified Merger Agreement Representation shall be so true and correct as of such specified date), (iii) since December 31, 2012, except as set forth in and reasonably apparent from (x) the section of the disclosure letter delivered by the Target to the Borrower prior to the execution of the Merger Agreement (the “Disclosure Letter”) that corresponds to Section 5.7 of the Merger Agreement (as in effect on November 7, 2013) (or any other section of the Disclosure Letter if it is reasonably and readily apparent solely from the face of such disclosure that such disclosure is intended to qualify the representation and warranty in Section 5.7 of the Merger Agreement (as in effect on November 7, 2013)) or (b) disclosures in the Company SEC Reports (as defined in the Merger Agreement (as in effect on November 7, 2013)) filed with the SEC after December 31, 2012 and prior to the date of the Merger Agreement (excluding any exhibits thereto, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other forward-looking statements therein), there shall not have been or occurred any event, condition, change, occurrence or development of a state or circumstances which has had or would reasonably be expected to have, individually or in the aggregate, a Merger Agreement Material Adverse Effect, and (iv) the Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, certifying as to the matters in preceding clauses (i) through (iii).

(d) The Administrative Agent, the Joint Lead Arrangers and the Senior Managing Agents shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document or under the Commitment Letter or the Fee Letters and all fees payable pursuant to Section 2.05(d) shall have been paid.

(e) Subject to the last sentence of this Section 4.02, the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. Subject to the last sentence of this Section 4.02, the Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) Subject to the last sentence of this Section 4.02, the Collateral Agent shall have received all Pledged Securities (as defined in the Guarantee and Collateral Agreement), if any, required to be delivered to the Collateral Agent on the Closing Date pursuant to the Guarantee and Collateral Agreement, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent.

(g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings), tax lien filings and judgment lien filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, jurisdictions in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain real property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be Permitted Liens or have been or will be contemporaneously released or terminated.

(h) The Borrower shall have available Existing Acquiror Cash in the aggregate amount of at least $850,000,000. Such Existing Acquiror Cash, together with the proceeds on the Closing Date from the Term Loans and the issuance of the Senior Unsecured Notes, shall be sufficient to pay the total purchase price for the Acquisition, to effect the repayment and termination of the Existing Target Debt and to pay the fees and expenses in connection with the Transactions. The Certificate of Merger evidencing the Merger shall have been filed with, and confirmed by, the Secretary of State of the State of Delaware and the Acquisition (including the Tender Offer and the Merger) shall have been consummated or will be consummated in accordance with the Merger Agreement (including all including all schedules, exhibits and annexes thereto) concurrently with or immediately following the use of the Existing Acquiror Cash, the proceeds of the Term Loans and the proceeds of the Senior Unsecured Notes, and the receipt by the Borrower of the proceeds of the foregoing and the Target shall have become a Wholly Owned Subsidiary. Since November 7, 2013, the Merger Agreement (including all including all schedules, exhibits and annexes thereto) shall not have been amended, modified or waived, and the Borrower (or its applicable Affiliate) shall not have consented to any action thereunder or pursuant thereto which would require the consent of the Borrower (or its applicable Affiliate) under such Merger Document, unless otherwise permitted by the Commitment Letter.

(i) The Borrower shall have received gross cash proceeds of not less than $750,000,000 from the issuance of the Senior Unsecured Notes and such proceeds shall have been applied to pay a portion of the purchase price in accordance with the Merger Documents.

(j) Concurrently with the consummation of the Acquisition, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Target Debt shall have been paid in full, the commitments thereunder shall have been terminated and all guarantees and security in support thereof shall have been discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and the Subsidiaries shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) the Senior Unsecured Notes, (iii) the Existing Convertible Notes and (iv) the other Indebtedness set forth on Schedule 6.01(a).

(k) The Lenders shall have received the historical financial statements, the pro forma financial statements and the Projections referred to in Section 3.05.

(l) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and the Subsidiaries, taken as a whole, after giving effect to the Transactions to occur on the Closing Date, are Solvent.

(m) The Administrative Agent shall have received, at least five Business Days prior to the Closing Date (to the extent reasonably requested in advance thereof), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, (i) to the extent any security interest under a Security Document (other than (x) by the filing of a financing statement under the UCC, (y) by the delivery of stock certificates of each Subsidiary Guarantor and the other Domestic Subsidiaries of the Borrower, together with undated stock powers executed in blank, and (z) the filing of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Administrative Agent in lieu thereof) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not granted, created or perfected on the Closing Date after the use of the Loan Parties’ commercially reasonable efforts to do so or without undue delay, burden or expense, the granting, creation and perfection of such security interest shall not be a condition to the initial Borrowings on the Closing Date under this Section 4.02 and (ii) any such unperfected security interest shall be granted, created and perfected within 90 days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) pursuant to Section 5.13.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of Secured Hedging Obligations) shall have been paid in full and all Letters of Credit have been canceled or have expired (or other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made with respect thereto) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) The Borrower shall, and shall cause each Subsidiary (other than any Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names (and all other Intellectual Property) material or necessary to the conduct of its business, (ii) comply with all applicable laws, rules, regulations (including all Health Care Laws) and decrees and orders of any Governmental Authority whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by casualty excepted).

SECTION 5.02. Insurance. The Borrower shall, and shall cause each Subsidiary to:

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers and maintain such other insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

(b) Cause any insurance policy covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; deliver certified copies of all such policies to the Collateral Agent; cause each such policy to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer (other than with respect to the payment of deductibles); cause each such policy to contain a non-cancellation endorsement reasonably satisfactory to the Administrative Agent and the Collateral Agent; and deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which any improvement on any Mortgaged Property (if any) or a portion thereof is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program.

(d) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03. Obligations and Taxes. The Borrower shall, and shall cause each Subsidiary to, (i) pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to pay could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (I)(x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (y) the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (z) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien or (II) the failure to make any such payment or discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. The Borrower shall furnish to the Administrative Agent, for distribution to each Lender or to the requesting Lender (as applicable):

(a) within 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2013), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and the Subsidiaries (and, for the fiscal year ended December 31, 2013 only, the Target and its subsidiaries) as of the close of such fiscal year and the consolidated results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit and shall not include an explanatory paragraph expressing substantial doubt about the ability of the Borrower or any of the Subsidiaries to continue as a going concern) stating that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries (or the Target and its subsidiaries, as applicable) on a consolidated basis as of the dates and for the periods specified in accordance with GAAP consistently (except as otherwise disclosed therein) applied; provided, however (other than with respect to the delivery of the Target’s financial statements for the fiscal year ended December 31, 2013), that delivery to the Lenders of a Form 10-K filed by the Borrower with the SEC that includes the financial statements and auditors report required hereby shall be deemed to satisfy the requirements of this paragraph (a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Borrower and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures; provided, however, that delivery to the Lenders of a Form 10-Q filed by the Borrower with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this paragraph (b);

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, (i) a report containing management’s discussion and analysis of such financial statements for, in the case of paragraph (a), the fiscal year then ended, including the notes thereto, and, in the case of paragraph (b), the fiscal quarter then ended, in each case, in the form contained in the Borrower’s filing of its 10-K or 10-Q with the SEC for the respective fiscal year or fiscal quarter, as the case may be, (it being understood that any such management discussion and analysis contained in the Borrower’s filed 10-K or 10-Q, containing the information required by the SEC for such information and delivered pursuant to preceding clause (a) or (b), as applicable, shall be deemed to satisfy the requirements of this clause (c)(i)) and (ii) a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit E (A) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth the calculation (in reasonable detail) and uses of the Available Amount (and, in each case, each of the components thereof) for the fiscal period then ended, (C) setting forth computations in reasonable detail demonstrating compliance with the applicable covenant levels contained in Sections 6.10 and 6.11 (whether or not such Section 6.11 is then in effect) and, in the case of a certificate delivered with the financial statements required by paragraph (a) above (commencing with the fiscal year ending December 31, 2014), setting forth in reasonable detail the Borrower’s calculation of Excess Cash Flow for the respective fiscal year and the amount of the mandatory repayment required by Section 2.13(d), and (D) certifying a list of names of all Immaterial Subsidiaries at such time and that the aggregate total assets or total revenues of each Immaterial Subsidiary or all Immaterial Subsidiaries, as the case may be, do not exceed the thresholds set forth in the definition thereof or the Immaterial Subsidiary Thresholds;

(d) concurrently with any delivery of financial statements under paragraph (a) or (b) above, and at such other times as may be reasonably requested by the Collateral Agent, a list of all Intellectual Property owned by the Loan Parties which is the subject of an issuance, registration or pending application in any intellectual property registry which has been acquired, filed or issued since the previous update was provided to the Collateral Agent;

(e) within 60 days after the beginning of each fiscal year of Borrower, beginning with the fiscal year starting January 1, 2015, a consolidated budget of the Borrower and the Subsidiaries in form reasonably satisfactory to the Administrative Agent (including a projected consolidated balance sheet and related statements of projected operations and cash flows and setting forth the assumptions used for purposes of preparing such budget) for each fiscal month of such fiscal year prepared in detail accompanied by a certificate of a Financial Officer of the Borrower certifying that the budget of the Borrower and the Subsidiaries is a reasonable estimate for the period covered thereby;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(h) promptly, from time to time, such other information regarding the operations, business affairs or financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

SECTION 5.05. Litigation and Other Notices. The Borrower shall furnish to the Administrative Agent, for distribution to each Lender, prompt written notice when any Responsible Officer of any Loan Party has obtained knowledge of any of the following:

(a) the occurrence of a Default or an Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, (i) against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. The Borrower shall (a) furnish to the Administrative Agent 30 days prior written notice (or such shorter period as may be satisfactory to the Administrative Agent in its sole discretion) of any change (i) in the corporate name of any Loan Party, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in the identity or corporate structure of any Loan Party or (iv) in the Federal Taxpayer Identification Number of any Loan Party. The Borrower agrees not to effect or permit any change referred to in the immediately preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to the same extent as before such change.

(b) Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to Sections 1, 2, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or, if later, the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Annual Meetings; Quarterly Conference Calls; Maintenance of Ratings. (a) The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower shall permit any representatives designated by the Administrative Agent or any Lender to, upon written notice to the Borrower, visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor; provided that, so long as no Event of Default has occurred and is continuing, any such visit and inspection by the Administrative Agent in excess of one per calendar year shall be at the expense of the Administrative Agent and any such visit and inspection by a Lender shall be at the expense of such Lender.

(b) The Borrower shall (i) within 120 days after the end of each fiscal year, at the request of the Administrative Agent, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Borrower (subject to the agreement of Administrative Agent not to be unreasonably withheld), by conference call, the costs of such venue or call to be paid by the Borrower) with all Lenders who choose to attend such meeting (or conference call), at which meeting (or conference call) shall be reviewed the financial results of the previous fiscal year, the financial condition of the Borrower and the Subsidiaries and the budgets presented for the current fiscal year, and (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, host a conference call (the cost of which conference call to be paid by the Borrower), with representatives of the Administrative Agent and the Lenders who choose to attend upon reasonable prior notice to be held at such time as reasonably designated by the Borrower (in consultation with the Administrative Agent), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of the Borrower and the Subsidiaries; provided, however, that the Borrower’s regular quarterly earnings call with its shareholders shall be deemed to satisfy the requirements of this clause (ii).

(c) The Borrower shall use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s, and use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Use of Proceeds. The Borrower shall use the proceeds of the Loans and any Letters of Credit to be used only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. Employee Benefits. The Borrower shall, and shall cause each Subsidiary to, (a) comply with all applicable laws, rules and regulations, including the applicable provisions of ERISA and the Code, with respect to all Plans, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect, and (b) furnish to the Administrative Agent upon request, copies of (i) annual report (Form 5500 Series), if any, filed by the Borrower or a Subsidiary with the Employee Benefits Security Administration with respect to each Plan, (ii) the most recent actuarial valuation report for each Plan, (iii) all notices received by Borrower or a Subsidiary from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event, and (iv) such other information, documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request.

SECTION 5.10. Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each Subsidiary to, (i) comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all environmental permits necessary for its operations and properties, and (iii) conduct any remedial action required by Environmental Law in accordance with Environmental Laws; provided, however, that none of the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Notifications Regarding Environmental Matters. The Borrower shall provide prompt written notice to the Administrative Agent, for distribution to each Lender: (i) upon receipt of any written claim alleging that the Borrower or any Subsidiary is subject to an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect; (ii) upon receipt of a written request for information or other written notice that the Borrower or any Subsidiary is subject to investigation with respect to a potential Environmental Liability where such matter could reasonably be expected to result in a Material Adverse Effect; (iii) upon discovery of a Release of Hazardous Materials at or from any location that is owned, leased or operated by the Borrower or any Subsidiary where such Release could reasonably be expected to result in a Material Adverse Effect; and (iv) upon discovery of a violation of an applicable Environmental Law where such violation could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12. Further Assurances; Additional Guarantors; Additional Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, recording Mortgages, and obtaining legal opinions, lien searches, title insurance policies, surveys, life-of-loan flood determinations, acknowledged borrower notices and flood insurance) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents (including the transactions contemplated by this Section 5.12) and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents, including, at the request of the Administrative Agent, using commercially reasonable efforts, to obtain landlord lien waivers and access letters, in form and substance reasonably satisfactory to the Administrative Agent, with respect to leased property that is material to the business and operations of the Borrower or a Subsidiary Guarantor.

(b) The Borrower shall cause (i) each of its subsequently acquired or organized Wholly Owned Domestic Subsidiaries (other than any Immaterial Subsidiary), (ii) any Wholly Owned Domestic Subsidiary that has ceased to constitute an Immaterial Subsidiary, (iii) any Designated Subsidiary, (iv) any Subsidiary that is an obligor or guarantor of the Senior Unsecured Notes, any Additional Unsecured Debt or any Permitted Refinancing Indebtedness in respect of any Existing Convertible Notes, (v) any Subsidiary that is otherwise required to enter into the Guarantee and Collateral Agreement pursuant to Section 6.01(k) or (vi) any Domestic Subsidiary that the Borrower has elected to become a Subsidiary Guarantor pursuant to the last sentence of the definition thereof, in each case, to become a Subsidiary Guarantor (subject to the terms and limitations set forth in the Guarantee and Collateral Agreement) by promptly executing the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent.

(c) From time to time, the Borrower will, and will cause the Subsidiary Guarantors to, at their cost and expense, promptly secure the applicable Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Guarantors (including Real Property and other properties acquired subsequent to the Closing Date, but excluding, for the avoidance of doubt, any property that is excluded as Collateral under the Guarantee and Collateral Agreement and subject to any limitations set forth therein or herein on obtaining or perfecting security interests in certain types of Collateral (including with respect to Intellectual Property)). Such security interests and Liens will be created under and as required by the Security Documents and other security agreements, Mortgages and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents (including, to the extent applicable, legal opinions, title insurance policies, lien searches, surveys, life of loan flood determinations, acknowledged borrower notices and flood insurance and other documents of the type required by Sections 4.02(a), (b), (e) (without regard to the last sentence of Section 4.02), (f) (without regard to the last sentence of Section 4.02) and (g)) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.12(c). Notwithstanding the foregoing, no Loan Party shall be required to provide a Mortgage or other Security Documents to create a Lien on or with respect to any Real Property (or any interest in Real Property other than fixtures to the extent included as Collateral under the Guarantee and Collateral Agreement) except owned Real Property having a fair market value (as reasonably determined by the Borrower) of $20,000,000 or more. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any other Loan Party of any owned Real Property (or any interest in Real Property) having a fair market value of $20,000,000 or more.

(d) If, as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b), as the case may be, either (i) the total assets of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the Consolidated Total Assets or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the consolidated gross revenues of the Borrower and the Subsidiaries (collectively, the “Immaterial Subsidiary Thresholds”), the Borrower shall, effective as of the date of the delivery of such financial statements, designate one or more Wholly Owned Domestic Subsidiaries that is an Immaterial Subsidiary as a Subsidiary that shall be deemed not to be an Immaterial Subsidiary (each a “Designated Subsidiary”) such that, after giving effect to such designation, neither of the Immaterial Subsidiary Thresholds are exceeded as of the last day of such most recently ended period.

SECTION 5.13. Post Closing Matters. Satisfy the requirements set forth in Schedule 5.13 on or before the date specified for such requirements, in each case as such date may be extended at the sole discretion of the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired (or other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank have been made with respect thereto) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01. Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness created hereunder and under the other Loan Documents (including any Incremental Term Loans);

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness is subordinated to the Obligations pursuant to the Affiliate Subordination Agreement;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction, improvement or repair of any fixed or capital assets, and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness is initially incurred prior to or within 90 days after such acquisition or the completion of such construction, improvement or repair and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed at any time outstanding the greater of (x) $75,000,000 and (y) 2.0% of Consolidated Total Assets;

(e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of at any time outstanding the greater of (x) $75,000,000 and (y) 2.0% of Consolidated Total Assets;

(f) Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness) or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and reimbursement obligations in respect of any of the foregoing;

(g) unsecured Indebtedness of the Borrower, and unsecured Guarantees thereof by the Subsidiary Guarantors, under the Senior Unsecured Notes and the other Senior Unsecured Notes Documents in an aggregate principal amount not to exceed $750,000,000 (as reduced by any repayments, prepayments or redemptions of principal thereof after the Closing Date);

(h) Indebtedness of any Person that becomes a Subsidiary after the date hereof or Indebtedness secured by an asset prior to the acquisition of such asset by the Borrower or any Subsidiary after the date hereof and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness initially exists at the time such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, (ii) immediately before and after such Person becomes a Subsidiary or such asset is acquired, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(h) shall not exceed at any time outstanding the greater of (x) $75,000,000 and (y) 2.0% of Consolidated Total Assets;

(i) Indebtedness in respect of (i) the Existing Convertible Notes Hedges and (ii) Hedging Agreements incurred in accordance with Section 6.04(j);

(j) unsecured Indebtedness incurred by the Borrower, which may be Guaranteed on an unsecured basis by the Subsidiary Guarantors, so long as (i) no Default or Event of Default exists at the time of incurrence thereof or would result therefrom, (ii) the Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b)(i), as the case may be, and Section 5.04(c) have been delivered shall be less than the lesser of (x) 5.25:1.00 and (y) the applicable covenant level set forth in Section 6.11 (whether or not then in effect), in each case, on a Pro Forma Basis after giving effect to the incurrence or issuance of such Indebtedness and the application of proceeds therefrom, (iii) such Indebtedness is not subject to any scheduled amortization, mandatory redemption, mandatory repayment or mandatory prepayment, sinking fund or similar payment (other than, in each case, customary offers to repurchase upon a change of control or asset sale and acceleration rights after an event of default) or have a final maturity date, in either case prior to the date occurring one year following the latest Maturity Date then in effect, (iv) the indenture or other applicable agreement governing such Indebtedness shall not include any financial performance “maintenance” covenants (whether stated as a covenant, default or otherwise, although “incurrence-based” financial tests may be included) or cross-defaults (but may include cross-defaults at final stated maturity and cross-acceleration), (v) the terms of such Indebtedness (including all covenants, defaults, guaranties, and remedies, but excluding as to interest rate, call protection and redemption premium), taken as a whole, are no more restrictive or onerous in any material respect than the terms applicable to the Borrower and the Subsidiaries under the Senior Unsecured Notes Documents (whether or not then in effect), provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or the then most current drafts of the documentation relating thereto, certifying that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such foregoing requirement, and (vi) prior to the incurrence of such Indebtedness, the Borrower shall have delivered to the Administrative Agent a certificate from a Financial Officer of the Borrower certifying as to compliance with the requirements of preceding clauses (i) through (v) and containing the calculations (in reasonable detail) required by preceding clause (ii);

(k) Guarantees by (i) the Borrower of Indebtedness of any Subsidiary and (ii) by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, in each case, of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than clauses (a), (h) and (l) of this Section 6.01); provided that (A) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary which is not a Loan Party shall be subject to compliance with Sections 6.04(a) and 6.04(c), (B) if a Subsidiary which is not a Loan Party provides a Guarantee of Indebtedness of a Loan Party in accordance with this clause (k), then the Borrower will cause such Subsidiary to Guarantee the Obligations on terms substantially similar to those set forth in Article II of the Guarantee and Collateral Agreement, and (C) if the Indebtedness to be Guaranteed is subordinated to the Obligations, then the Guarantees permitted under this clause (k) shall be subordinated to the Obligations of the Borrower or the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(l) Indebtedness consisting of promissory notes issued by the Borrower (or contractual obligations of the Borrower pursuant to a shareholders or similar incentive or benefits agreement of the Borrower) to employees, officers or directors (or former employees, officers or directors) of the Borrower or the Subsidiaries, or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), to (i) purchase or redeem Equity Interests owned by or (ii) make payments to, such employees, officers or directors or any family member of, or trust or other entity for the benefit of, any of the foregoing persons, pursuant to and in accordance with an option, appreciation right or similar equity incentive, equity based incentive or management incentive plan, in each case, approved by the Borrower’s board of directors, or in connection with the death or disability of such employees, officers or directors; provided that the aggregate principal amount of such promissory notes (or contractual obligations of the Borrower pursuant to a shareholders or similar incentive or benefits agreement of Borrower) shall not exceed $20,000,000 at any time outstanding;

(m) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days after the Borrower or the Subsidiary, as applicable, receives notice thereof;

(n) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(o) Indebtedness of the Borrower or any of the Subsidiaries that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or sales of assets and/or businesses permitted under this Agreement;

(p) reimbursement obligations in respect of letters of credit or bank guarantees issued for the account of the Borrower or any Subsidiary in an aggregate amount not in excess of $10,000,000 at any time outstanding;

(q) Guarantees by the Borrower or any Subsidiary of obligations of the Borrower or any Subsidiary in respect of operating lease agreements, in each case in the ordinary course of business and consistent with prior practices;

(r) Indebtedness consisting of the financing of insurance premiums so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and is incurred in the ordinary course of business;

(s) Indebtedness represented by Capital Lease Obligations relating to the leasing of certain automobiles by the Borrower and the Subsidiaries in the ordinary course of business;

(t) to the extent constituting Indebtedness, Indebtedness consisting of deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Borrower and the Subsidiaries existing on the date hereof or thereafter incurred in the ordinary course of business; and

(u) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $62,500,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the date hereof and set forth in Schedule 6.02(a); provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof permitted by Section 6.01;

(d) inchoate Liens for Taxes not yet due or Liens for Taxes which are being contested in compliance with Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens imposed by law and arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not due and payable or which are being contested in compliance with Section 5.03;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations incurred in the ordinary course of business and consistent with past practice;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens (including purchase money security interests) on real property, improvements thereto or equipment acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary after the date hereof; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(d), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, at the time of, or within 90 days after, such acquisition or the completion of construction, (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such security interests do not extend to any other property or assets of the Borrower or any Subsidiary;

(j) judgment Liens securing judgments not constituting an Event of Default under Section 7.01 and in respect of which the Borrower or the Subsidiary shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(k) Liens in connection with Indebtedness permitted by Sections 6.01(e) and (s) so long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(l) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(m) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(n) Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p) Liens arising from precautionary UCC filing statements regarding operating leases or consignments;

(q) (i) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), and (ii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract;

(r) leases of the tangible properties (including real property) of the Borrower or any Subsidiary, so long as such leases do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(s) licenses of the Intellectual Property of the Borrower or any Subsidiary entered into in the ordinary course of business of the Borrower or such Subsidiary, so long as such licenses do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(v) other Liens on assets, other than the Collateral, securing liabilities in an aggregate amount not to exceed $25,000,000 at any time outstanding.

Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone (except as expressly provided hereunder or under the applicable Security Document), any Lien created by any of the Loan Documents to any Permitted Lien.

SECTION 6.03. Sale and Lease-Back Transactions. The Borrower shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. The Borrower shall not, and shall not permit any Subsidiary to, purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment (including by way of a Guarantee or otherwise) or any other interest in, any other Person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries, (ii) other investments, loans or advances of the Borrower and the Subsidiaries existing on the date hereof and set forth on Schedule 6.04(a) and (iii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that

(A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Document (subject to the limitations applicable to Equity Interests and other assets of a Foreign Subsidiary referred to therein);

(B) the aggregate amount of investments made (without duplication) after the Closing Date by the Loan Parties in, and loans and advances made pursuant to Section 6.04(c) after the Closing Date by Loan Parties to, Subsidiaries that are not Loan Parties shall not exceed at any time outstanding the greater of (x) $35,000,000 and (y) 1.0% of Consolidated Total Assets (which aggregate amount shall be determined without regard to any non-cash adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such investments, loans and advances); and

(C) no investments by Loan Parties to Subsidiaries that are not Loan Parties may be made at any time that a Default or an Event of Default exists and is continuing;

(b) Permitted Investments;

(c) loans or advances made by (x) the Borrower to any Subsidiary and (y) any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the applicable Security Document (which may be in the form of a global note), (ii) such loans and advances shall be unsecured and, if made to a Loan Party, subordinated to the Obligations pursuant to the Affiliate Subordination Agreement, (iii) the aggregate principal amount of such loans and advances made by Loan Parties to Subsidiaries which are not Loan Parties shall be subject to the limitation set forth in clause (B) to the proviso to Section 6.04(a), and (iv) no loans and advances may be made by Loan Parties to Subsidiaries that are not Loan Parties at any time that a Default or an Event of Default exists and is continuing;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) loans and advances to their respective employees, officers and directors in the ordinary course of business or to facilitate their purchase of stock or options or other equity ownership interests of the Borrower so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such loans and advances) shall not exceed $10,000,000;

(f) payroll, travel and similar advances made to directors, officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(g) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with an acquisition that constitutes a Specified Transaction) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(h) investments resulting from pledges or deposits described in clauses (f) or (g) of Section 6.02;

(i) investments received in connection with the disposition of any asset permitted by Section 6.05;

(j) (i) the Existing Convertible Notes Hedges and (ii) any other Hedging Agreements that are entered into (A) to hedge or mitigate risks (including foreign currency exchange risk) to which the Borrower or any Subsidiary has actual or anticipated exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), and not for speculative purposes or (B) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise), and not for speculative purposes, with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary otherwise permitted hereunder;

(k) the acquisition (whether by purchase, merger or otherwise) all or substantially all the assets of a Person or line of business, unit or division of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by applicable law to be held by local nationals) of a Person (referred to herein as the “Acquired Entity”); provided that:

(i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary;

(ii) the Acquired Entity shall be engaged in a Permitted Business;

(iii) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws; and

(iv) at the time of such transaction:

(A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(B) the Borrower would be in compliance with the applicable covenant level set forth in Section 6.11 (whether or not then in effect) as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered on a Pro Forma Basis, after giving effect to such acquisition as if such acquisition had occurred as of the first day of such period);

(C) the aggregate amount of consideration paid by the Borrower and the Subsidiaries in connection with all acquisitions made pursuant to this Section 6.04(k) during the term of this Agreement that is allocated (or allocable) to the Persons to be acquired that do not become Subsidiary Guarantors (or are not merged with and into the Borrower or a Subsidiary Guarantor) or the assets (other than Equity Interests) to be acquired are not directly owned by the Borrower or a Subsidiary Guarantor shall not exceed the greater of (x) $75,000,000 and (y) 2.0% of Consolidated Total Assets;

(D) if the total consideration paid in connection with such acquisition exceeds $50,000,000, the Borrower shall have previously delivered to the Administrative Agent a certificate of a Financial Officer, certifying as to the foregoing clauses (A) through (C) and containing reasonably detailed calculations in support thereof; and

(E) the applicable Loan Party shall comply, and shall, if applicable, cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents within 30 days (or such longer time period as the Administrative Agent shall approve in its sole discretion) after the consummation of such acquisition (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(k) being referred to herein as a “Permitted Acquisition”);

(l) investments by the Borrower and the Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(m) Guarantees permitted by Section 6.01; provided that any Guarantee by a Loan Party of the obligations of a Subsidiary that is not a Loan Party shall be subject to, and included as an investment in the basket provided for, in clause (B) of the proviso to Section 6.04(a);

(n) investments consisting of co-development agreements or consisting of the licensing of Intellectual Property, new drug applications or similar assets pursuant to development, marketing or manufacturing agreements, alliances or arrangements or similar agreements or arrangements with other Persons, in each case in a manner consistent with customary practice for a pharmaceutical company;

(o) investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in a manner consistent with customary practice for a pharmaceutical company business;

(p) any customary upfront, milestone, marketing or other funding payment in a manner consistent with customary practice for a pharmaceutical company to another Person in connection with obtaining a right to receive royalty or other payments in the future;

(q) so long as no Default or Event of Default then exists or would result therefrom, investments in Permitted Joint Ventures; provided that at the time any such investment is made pursuant to this clause (q), the aggregate fair market value (measured on the date each such Investment was made and without giving effect to the subsequent changes in value) of such investment, when taken together with all other investments made pursuant to this clause (q) that are at the time outstanding, does not exceed the greater of (i) $75,000,000 and (ii) 2.0% of Consolidated Total Assets (determined without regard to any write-downs or write-offs thereof);

(r) so long as no Default or Event of Default then exists or would result therefrom, other investments, advances and loans made by the Borrower and the Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (x) $150,000,000 and (y) 3.5% of Consolidated Total Assets (determined without regard to any write-downs or write-offs thereof); and

(s) in addition to investments permitted by paragraphs (a) through (r) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as (i) no Default or Event of Default has occurred and is continuing prior to or after giving effect to such investment, (ii) the Borrower would be in compliance with the applicable covenant level set forth in Section 6.11 (whether or not then in effect) as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, have been delivered on a Pro Forma Basis after giving effect to such investment, loan or advance as if such investment, loan or advance had occurred as of the first day of such period, and (iii) the aggregate amount invested, loaned or advanced pursuant to this paragraph (s) (determined without regard to any write-downs or write-offs of such investments, loans and advances) minus the amount of cash and cash equivalents returned or repaid with respect to such investments, loans and advances, does not exceed the Available Amount as in effect immediately before the respective investment, loan or advance.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) The Borrower shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Subsidiaries or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or line of business, unit or division of such Person, except that (i) any Wholly Owned Subsidiary may liquidate, dissolve or merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Wholly Owned Subsidiary may liquidate, dissolve or merge into or consolidate with any other Wholly Owned Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary and no Person other than the Borrower or a Wholly Owned Subsidiary receives any consideration (provided that, if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or any Subsidiary (provided that, (x) if such Subsidiary is a Loan Party, the transferee in such transaction shall be the Borrower or another Subsidiary that is a Loan Party and (y) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07) and (v) the Borrower and any Subsidiary may make (x) any acquisition permitted by Section 6.04, (y) any sale, lease or other disposition of assets excluded from the definition of “Asset Sale” and (iii) any Asset Sale permitted by Section 6.05(b).

(b) The Borrower shall not, and shall not permit any Subsidiary to, make any Asset Sale, except for:

(i) sales, transfers, leases and other dispositions (including the issuance or sale of Equity Interests of a Subsidiary) to the Borrower or a Subsidiary, provided that (x) any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07 and (y) any such sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made for fair market value and at least 75% of the consideration payable in respect of any such sale, transfer, lease or disposition is in the form of cash or Permitted Investments and is paid at the time of the closing of any such sale, transfer, lease or disposition;

(ii) leases or licenses of the properties of the Borrower or any Subsidiary made in accordance with Sections 6.02(r) and (s);

(iii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(iv) sales, transfers and other dispositions of any assets, divisions or lines of business or other business unit acquired pursuant to an acquisition that constitutes a Specified Transaction, which assets, divisions or lines of business or other business unit in the reasonable judgment of the Borrower at the time of acquisition of such acquisition are not useful in the conduct of the business of the Borrower and the Subsidiaries taken as a whole, provided that (w) any such assets, divisions or lines of business or other business unit are sold (or a definitive agreement or a binding commitment to dispose of such assets, divisions or lines of business or other business unit has been entered into) in no event later than one year after the date the applicable acquisition is consummated, (x) no Default or Event of Default then exists or would result therefrom, (y) all Asset Sales permitted by this clause (iv) shall be made for fair market value and (z) at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale; and

(v) sales, transfers and other dispositions of assets (including Equity Interests other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) by the Borrower or any Subsidiary that are not permitted by any other clause of this Section 6.05; provided that (w) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (v) shall not exceed the greater of (A) $75,000,000 and (B) 2.0% of Consolidated Total Assets in the aggregate during any four consecutive fiscal quarters, (x) no Default or Event of Default then exists or would result therefrom, (y) all Asset Sales permitted by this clause (v) shall be made for fair market value and (z) at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) The Borrower shall not, and shall not permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may (A) repurchase its Equity Interests owned by or (B) make payments to, employees, officers or directors (or former employees, officers or directors) of the Borrower or the Subsidiaries or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), pursuant to and in accordance with an option, appreciation right or similar equity incentive or equity based incentive or management incentive plan, in each case, approved by the Borrower’s Board of Directors, or in connection with the death or disability of such employees, officers or directors, (1) in an aggregate amount, when combined with the aggregate amount of distributions, payments, redemptions, repurchases, retirements or other acquisitions for value of Indebtedness made in such fiscal year in accordance with Section 6.09(c), not to exceed $10,000,000 in any fiscal year (plus, starting with the 2015 fiscal year, up to 100% of the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.06(a)(ii) and Section 6.09(c) may be used in such current fiscal year (but not any fiscal year thereafter)), or (2) pursuant to the issuance of promissory notes or the incurrence of other obligations pursuant to Section 6.01(l) during such fiscal year (provided that any payments in respect of such promissory notes or other obligations shall only be permitted if allowed under preceding sub-clause (1) or Section 6.09(c)); provided that the aggregate amount that may be paid pursuant to this clause (ii) shall be increased by an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or any of the Subsidiaries after the Closing Date;

(iii) the Borrower may purchase, repurchase, defease, acquire or retire for value Equity Interests of the Borrower or options, warrants or other rights to acquire such Equity Interests solely in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Capital Stock of the Borrower or options, warrants or other rights to acquire such Qualified Capital Stock (so long as the cash proceeds received from such sale do not increase the Available Amount);

(iv) the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower (including the Existing Convertible Notes);

(v) the Borrower may make repurchases of capital stock of the Borrower deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of the Borrower solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;

(vi) the Borrower may make any Restricted Payment required in connection with the liquidation, unwinding or settlement of the Existing Convertible Note Hedges; and

(vii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount as in effect immediately before the respective Restricted Payment, so long as (x) no Default or Event of Default has occurred and is continuing prior to or after giving effect to such Restricted Payment and (y) the Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificate required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered shall be less than the lesser of (A) 5.25:1.00 and (B) the applicable covenant level set forth in Section 6.11 (whether or not then in effect), in each case, on a Pro Forma Basis after giving effect to such Restricted Payment.

(b) The Borrower shall not, and shall not permit any Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) such restrictions shall not apply to restrictions and conditions imposed by law, regulation or contractual undertaking with any Governmental Authority or by any Loan Document, (B) such restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) above shall not apply to customary provisions in leases, licenses (including licenses of Intellectual Property granted to or obtained by the Borrower or any Subsidiary) and other contracts restricting the sale, licensing or other assignment thereof, (E) such restrictions shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof, (F) such restrictions shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or any other disposition of assets) permitted under this Agreement pending the consummation of such Asset Sale (or any other disposition of assets), (G) such restrictions shall not apply to any agreement in effect at the time a Person becomes a Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than the Subsidiary or the property or assets of the Subsidiary, so acquired, (H) such restrictions shall not apply to any restrictions and conditions imposed by the Senior Unsecured Notes Documents, any Additional Unsecured Debt Documents or any Permitted Refinancing Indebtedness in respect of the Existing Convertible Notes and (I) to the extent not permitted pursuant to the preceding clauses (A) through (H), such restrictions shall not apply in connection with customary restrictions that arise in connection with any Lien permitted pursuant to Sections 6.02 (c), (g), (l) and (v) so long as such restrictions apply only to the property subject to such Liens.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties, the Borrower shall not, and shall not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any such transaction at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, notwithstanding the foregoing, the following shall be permitted:

(i) transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate;

(ii) investments, loans or advances permitted by Section 6.04;

(iii) any employment agreement, incentive agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and payments pursuant thereto;

(iv) the payment of reasonable compensation and fees, reimbursement of expenses, and the provision of customary benefits or indemnities, to current or former officers, directors or employees of the Borrower or any of the Subsidiaries who are not otherwise Affiliates of the Borrower;

(v) any Indebtedness to the extent permitted by Section 6.01(a), 6.01 (c), 6.01 (l), 6.01(q) or 6.01(s) (to the extent representing intercompany Indebtedness between or among the Borrower and the Subsidiaries) and any Restricted Payments to the extent permitted by Section 6.06(a);

(vi) the issuance and sale by the Borrower of Qualified Capital Stock to its Affiliates (other than a Subsidiary);

(vii) transactions with a Person (other than a Subsidiary or a Permitted Joint Venture) that is an Affiliate of the Borrower solely because the Borrower owns, directly or indirectly through a Subsidiary, an Equity Interest in, or controls, such Person;

(viii) transactions with a Permitted Joint Venture so long as the terms of any such transactions are no less favorable, taken as a whole, to the Borrower or the Subsidiary participating in such Permitted Joint Venture than they are to the other joint venture partners; and

(ix) any transaction effected pursuant to agreements in effect on the Closing Date and set forth (together with a reasonably detailed description thereof) on Schedule 6.07 and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not disadvantageous to the Lenders in any in any material respect as compared to the applicable agreement as in effect on the Closing Date).

SECTION 6.08. Business of the Borrower and Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, engage at any time in any business or business activity other than the business currently conducted by it as described in the Confidential Information Memorandum or business activities reasonably similar, ancillary or incidental thereto or reasonable extensions thereof.

SECTION 6.09. Other Indebtedness and Agreements. (a) The Borrower shall not, and shall not permit any Subsidiary to, permit any (i) waiver, supplement, modification, amendment, termination or release of any Senior Unsecured Notes Document, any Existing Convertible Notes Document (or any document related to any Permitted Refinancing Indebtedness in respect thereof) or any document related to any Subordinated Indebtedness if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any Subsidiary or the Lenders in any material respect (ii) waiver, supplement, modification, amendment, termination or release of any Additional Unsecured Debt Document if the effect of such waiver, supplement, modification, amendment, termination or release would result in the terms of the Additional Unsecured Debt not satisfying the requirements of Section 6.01(j) or (iii) waiver, supplement, modification or amendment of its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Existing Convertible Notes (or any Permitted Refinancing Indebtedness in respect thereof), Senior Unsecured Notes, Additional Unsecured Debt or any Subordinated Indebtedness, except:

(A) Existing Convertible Notes may be refinanced with the proceeds of Permitted Refinancing Indebtedness in respect thereof;

(B) the Borrower may pay, prepay, redeem, repurchase or acquire for value any then outstanding Existing Convertible Notes (or any Permitted Refinancing Indebtedness in respect thereof), Senior Unsecured Notes, Additional Unsecured Debt or Subordinated Indebtedness with the Net Cash Proceeds received from any new issuance or incurrence by the Borrower of Additional Unsecured Debt so long as no Default or Event of Default has occurred and is continuing prior to or after giving effect to any such payment, prepayment, redemption, repurchase or acquisition;

(C) the Borrower may pay, prepay, redeem, repurchase or acquire for value any then outstanding Existing Convertible Notes (or any Permitted Refinancing Indebtedness in respect thereof), Senior Unsecured Notes, Additional Unsecured Debt or Subordinated Indebtedness so long as (i) no Default or Event of Default has occurred and is continuing prior to or after giving effect to such payment, (ii) the Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such payment, prepayment, redemption, repurchase or acquisition for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered shall be less than the lesser of (x) 5.25:1.00 and (y) the applicable covenant level set forth in Section 6.11 (whether or not then in effect), in each case, on a Pro Forma Basis after giving effect to such payment, prepayment, redemption, repurchase or acquisition, and (iv) the aggregate amount of payments pursuant to this clause (C) does not exceed the Available Amount as in effect immediately before the respective payment, prepayment, redemption, repurchase or acquisition; provided that the requirement in preceding clause (ii) shall not apply to the extent that any such payment, prepayment, redemption, repurchase or acquisition of any Existing Convertible Notes is made with the portion of the Available Amount attributable to any Net Cash Proceeds from any Equity Issuance by the Borrower; and

(D) to the extent effected in accordance with the terms of the Existing Convertible Notes Documents, outstanding Existing Convertible Notes may be converted into Qualified Capital Stock of the Borrower so long as any cash payments made by the Borrower or any Subsidiary in respect thereof is permitted by the foregoing provisions of this Section 6.09(b) or by Section 6.06(a).

Notwithstanding anything to the contrary contained above in this Section 6.09(b), in no event shall the Borrower or any Subsidiary make any payment of any kind or character on account of any Subordinated Indebtedness (whether in respect of principal, interest or otherwise) to the extent that such payment would be prohibited by the applicable subordination provisions of such Subordinated Indebtedness.

(c) The Borrower shall not, and shall not permit any Subsidiary to, make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay (whether in respect of principal, interest or other amounts), or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration any Indebtedness incurred pursuant to Section 6.01(l) in excess of, when combined with all payments and repurchases made pursuant to Section 6.06(a)(ii) in any fiscal year (determined without giving effect to the final proviso of such Section 6.06(a)(ii)), $10,000,000 during any fiscal year (plus, starting with the 2015 fiscal year, the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.09(c) and Section 6.06(a)(ii)) so long as no Default or Event of Default has occurred and is continuing prior to or after giving effect to such distribution or payment.

SECTION 6.10. Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures made by Borrower and the Subsidiaries in any fiscal year set forth below to exceed the amount set forth below for such fiscal year:

Period	Maximum Amount
Fiscal Year 2014	$10,500,000
Fiscal Year 2015	$11,000,000
Fiscal Year 2016	$12,000,000
Fiscal Year 2017	$12,500,000
Fiscal Year 2018	$13,000,000
Fiscal Year 2019	$15,000,000
Fiscal Year 2020	$15,000,000;

provided that, the Borrower and the Subsidiaries shall be permitted to make additional Capital Expenditures in the fiscal year ending December 31, 2014 in an aggregate amount not to exceed $15,000,000 for Capital Expenditures to be made in connection with the Acquisition.

The amount of permitted Capital Expenditures set forth in the table above in respect of any fiscal year, commencing with the fiscal year ending on December 31, 2015, shall be increased by (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year. In addition, the Borrower and the Subsidiaries may make additional Capital Expenditures in any one or more fiscal years in an amount not to exceed the Available Amount as in effect immediately before the respective Capital Expenditures, so long as (i) no Default or Event of Default has occurred and is continuing prior to or after giving effect to such Capital Expenditure and (ii) the Borrower would be in compliance with the applicable covenant level set forth in Section 6.11 (whether or not then in effect) as of the most recently completed period of four consecutive fiscal quarters ending prior to such Capital Expenditure for which the financial statements and certificates required by Section 5.04(a) or 5.04(b)(i), as the case may be, and 5.04(c) have been delivered on a Pro Forma Basis after giving effect to such Capital Expenditures.

SECTION 6.11. Maximum Total Leverage Ratio. The Borrower shall not permit the Total Leverage Ratio, calculated on a Pro Forma Basis, as of the last day of any fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter	Maximum Total Leverage Ratio
March 31, 2014	6.80:1.00
June 30, 2014	6.80:1.00
September 30, 2014	6.80:1.00
December 31, 2014	6.80:1.00
March 31, 2015	6.20:1.00
June 30, 2015	5.75:1.00
September 30, 2015	5.50:1.00
December 31, 2015	5.25:1.00
March 31, 2016	5.25:1.00
June 30, 2016	5.25:1.00
September 30, 2016	5.25:1.00
December 31, 2016 and the last day of each fiscal quarter thereafter	4.75:1.00

This Section 6.11 shall only be in effect (x) when the aggregate outstanding principal amount or face amount (as the case may be) of Swingline Loans, Letters of Credit and/or Revolving Loans exceeds 25% of the aggregate amount of the Total Revolving Credit Commitment then in effect and (y) when determining whether a Default or an Event of Default exists for purposes of Section 4.01(c) if the aggregate outstanding principal amount or face amount (as the case may be) of Swingline Loans, Letters of Credit and/or Revolving Loans exceeds (or will exceed after giving effect to the proposed Credit Event) 25% of the aggregate amount of the Total Revolving Credit Commitment then in effect (it being understood that, for the purposes of this clause (y), calculation of compliance with this Section 6.11 shall be determined as of the last day of the four fiscal quarter period most recently ended prior to the date of the applicable Credit Event but determined on a pro forma basis to give effect to such Credit Event).

SECTION 6.12. Fiscal Year. The Borrower shall not (i) change its fiscal year-end to a date other than December 31 or (ii) change its fiscal quarter-ends to dates other than March 31, June 30, September 30 or December 31.

SECTION 6.13. Certain Equity Securities. The Borrower shall not, and shall not permit any Subsidiary to, issue any Equity Interest, except that (a) the Borrower may issue Qualified Capital Stock, (b) any Subsidiary may issue Qualified Capital Stock for stock splits, stock dividends and other issuances of Qualified Capital Stock which do not decrease the percentage ownership of the Borrower or any other Subsidiary that owns Equity Interests in such Subsidiary in any class of Equity Interests of such Subsidiary, and (c) with respect to any Subsidiary formed after the Closing Date, such Subsidiary may issue Qualified Capital Stock to the Borrower or another Subsidiary which is to own such Qualified Capital Stock and, in the case of a Subsidiary that is not a Loan Party, to other Persons which are to own such Qualified Capital Stock so long as the ownership thereof and the transaction related thereto are otherwise permitted under this Agreement.

SECTION 6.14. Anti-Terrorism Law; Anti-Money Laundering. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24(b) without authorization from OFAC, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s and the Subsidiaries’ compliance with this Section 6.14).

SECTION 6.15. Embargoed Person. The Borrower shall not, and shall not permit any Subsidiary to, cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or other Credit Events to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the SDN List maintained by OFAC and/or any other similar list maintained by OFAC pursuant to any authorizing statute including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, rule or regulation, or the Loans or other Credit Events made by the Lenders and the Issuing Banks would be in violation of any law, rule or regulation, or (2) the Executive Order or any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by applicable law, rule or regulation or the Credit Events are in violation of applicable law, rule or regulation.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Upon the occurrence and during the continuance of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or the Borrowings or the issuances of a Letter of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by or on behalf of the Borrower or any other Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) the Borrower shall fail to pay any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document or fail to reimburse any L/C Disbursement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (as it relates to the Borrower or a Subsidiary Guarantor), 5.05(a) or 5.08 or in Article VI; provided, that a default with respect to Section 6.11 shall not constitute an Event of Default in respect of the Term Loans until the earlier of (i) a period of 60 consecutive days has elapsed since the first date on which the Majority Revolving Credit Lenders would be entitled to declare all outstanding Obligations under the Revolving Loans and Revolving Credit Commitments to be immediately due and payable as a result of the Borrower’s failure to comply therewith and (b) the Majority Revolving Credit Lenders have actually declared all outstanding Obligations under the Revolving Loans to be immediately due and payable in accordance with the terms of this Agreement;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) to which it is a party and such default shall continue unremedied for a period of 30 days after written notice thereof from the Required Lenders or the Administrative Agent to the Borrower;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs or exists that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in preceding clauses (i) and (ii) equals or exceeds $35,000,000 at any time outstanding and (y) this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrower or any Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate (or similar) action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount of $35,000,000 or more (to the extent that such payment is not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- at the time of the judgment, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or such insurance company is not participating in the defense thereof with customary diligence (as reasonably determined by the Administrative Agent)) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement to which it is a party (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be or shall be asserted by the Borrower or any other Loan Party not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided or permitted in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby (other than with respect to an immaterial portion of Collateral), except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement or (iii) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or, if an Event of Default occurs and is continuing as a result of the Borrower’s failure to perform or observe any term, covenant or agreement contained in Section 6.11, at the written request of, or with the consent of, the Majority Revolving Credit Lenders only, and in such case, without limiting Section 7.01(d), only with respect to the Revolving Credit Commitments, the Letters of Credit and the Revolving Loans and related Obligations) shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise (and/or direct the Administrative Agent or the Collateral Agent to exercise) any and all of its (or the Administrative Agent’s or the Collateral Agent’s) other rights and remedies hereunder, under the other Loan Documents and/or under applicable law; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Application of Proceeds.

(a) The Administrative Agent and the Collateral Agent shall apply (x) the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, and (y) any amounts received in respect of the Obligations following the termination of the Commitments and any of the Loans becoming due and payable pursuant to Section 7.01, in each case as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with any collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, any amounts for which the Administrative Agent and/or the Collateral Agent is entitled to indemnification, fees or reimbursement of costs or expenses under the terms of any Loan Document, and any other Obligations owed to the Administrative Agent (other than Unfunded Advances/Participations) and/or the Collateral Agent, in their respective capacities as such hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed among the Administrative Agent and the applicable Issuing Banks pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all Obligations owed by any Loan Party to each Issuing Bank, in its capacity as such hereunder or under any other Loan Document;

FOURTH, to the payment in full of all Obligations consisting of accrued and unpaid L/C Participation Fees and Commitment Fees (subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, and scheduled periodic payments then due under any Secured Hedging Agreement and any interest with respect to the Secured Hedging Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

FIFTH, to the payment in full of all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto, reimbursement obligations in respect of Letters of Credit, the termination values and any other Obligations in respect of any Secured Hedging Agreement (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SIXTH, to the payment in full of all other Obligations, other than in respect of cash collateralization of outstanding Letters of Credit (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SEVENTH, to cash collateralize outstanding Letters of Credit by depositing in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date; and

EIGHTH, to the Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

(b) The Administrative Agent and the Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, balances or amounts in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 7.03. Sharing of Payments After Acceleration or Certain Events of Default. If, at any time after the occurrence of (a) the acceleration of the Loans pursuant to the last paragraph Section 7.01 or (b) an Event of Default under Section 7.01(g) or Section 7.01(h), the Revolving Credit Lenders or the Term Lenders (each, a “Group”) shall obtain aggregate payments or other recoveries (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Loan made or any reimbursement obligations with respect to any Letter of Credit issued (collectively, the “Specified Obligations”), in excess of such Group’s pro rata share (based on such Group’s percentage of the aggregate amount of all such Specified Obligations then owed to all Lenders hereunder), then each Lender in the Group receiving such excess payment (the “Benefitted Group”) shall promptly (a) purchase (for cash at face value and based on such Lender’s Term Pro Rata Share (as defined below) or Pro Rata Percentage (as applicable) participations in the Specified Obligations of each Lender in the other Group in order to cause the Lenders in the Benefitted Group to share the excess payment or recovery ratably with the Lenders in the other Group and (b) pay such excess to (or as otherwise directed by) the Administrative Agent in order to effectuate such participations; provided that if all or any part of the payment or other recovery that gave rise to any such excess payment or other recovery is thereafter recovered from one or more of the Lenders in the Benefitted Group, then each Lender in the other Group shall repay to the Administrative Agent for the account of the Benefitted Group, the amount necessary to ensure that the Lenders in each Group receive in the aggregate such Group’s pro rata share of all such payments or other recoveries received by both Groups in the aggregate. The obligation of each Lender of each Group to make its share of any payment required under this Section 7.03 shall be several, and not joint or joint and several, and shall be in addition to, and without limitation of, any requirement under Section 2.18. The provisions of this Section 7.03 are solely an agreement among the Lenders (and not with the Borrower) for the benefit of the Lenders and are not for the benefit of (and may not be enforced by) the Borrower or any other Person. The Administrative Agent and the Lenders may, without the consent of any Loan Party or any other Person, make arrangements among themselves to amend or otherwise modify this Section 7.03 and to establish different sharing arrangements with respect to payments and other recoveries hereunder in respect of Specified Obligations; provided that any such amendment, modification or sharing arrangement shall be consented to by all Lenders directly and adversely affected thereby. As used herein, “Term Pro Rata Share” shall mean, with respect each Term Lender at any time, a fraction (expressed as a percentage), the numerator of which is the principal amount of outstanding Term Loans of such Lender at such time and the denominator of which is the aggregate principal amount of all outstanding Term Loans at such time.

Notwithstanding any other provision of this Section 7.03, the Administrative Agent and each Lender agree that (i) if the Administrative Agent or a Lender is required under applicable law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify the Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by the Administrative Agent or any Lender subject to such withholding against the Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Administrative Agent or such Lender subject to such withholding as against the Borrower and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents and (ii) for the avoidance of doubt, as between the Borrower and the Lenders, all recoveries as specified in the first sentence of this Section 7.03 will be made in full compliance with applicable law. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 7.03, having been paid to the Administrative Agent or such Lender with respect to which such withholding or deduction was made.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT; ETC.

Each Lender and each Issuing Bank hereby irrevocably appoints Jefferies Finance LLC, as its Administrative Agent and each Issuing Bank and each other Secured Party hereby irrevocably appoints Jefferies Finance LLC as its Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”), and Jefferies Finance LLC hereby accepts each such appointment. Each Lender, each Issuing Bank and each other Secured Party hereby authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (iii) in the event of a foreclosure by any of the Agents on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Each party to this Agreement acknowledges and agrees that each Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to such Agent, of, among other things, the upcoming lapse or expiration thereof. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution)) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless such Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall either Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Each Agent may perform any and all its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Subject to the elapsing of the 30-day period for the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such approval), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank or other financial institution with an office in New York, New York, or an Affiliate of any such bank or other financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with, so long as no Default or Event of Default shall have occurred and be continuing, the approval of the Borrower (such approval not to be unreasonably withheld or delayed and which approval shall be deemed to have been given by the Borrower if the Borrower has not responded within ten Business Days of a request for such approval), a successor Administrative Agent and/or Collateral Agent, as the case may be.

Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

The Collateral Agent, the successor Agent, the Lenders and the Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent reasonably desirable in connection with the substitution by successor Agent of Collateral Agent as holder of the security under the Loan Documents, all in accordance with applicable law.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Loan Documents relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the

Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Sections 2.05 and 9.05) allowed in such judicial proceeding; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and the Collateral Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and the Collateral Agent, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Joint Lead Arrangers and the Senior Managing Agents are named as such for recognition purposes only, and in its capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Joint Lead Arrangers and the Senior Managing Agents shall each be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Joint Lead Arrangers and the Senior Managing Agents in their capacities as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Electronic Communications. Notices and other communications (other than with respect to ordinary course notices delivered pursuant to Article II) provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax (to the extent a fax number is provided below), as follows:

(a) if to the Borrower, to it at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615, Attention of Adam Derbyshire, Chief Financial Officer;

(b) if to the Administrative Agent, to Jefferies Finance LLC, Attn: Account Officer - Salix Pharmaceuticals, Ltd., 520 Madison Avenue, New York, NY 10022 (Fax No. (212) 284-3444, email: jfin.admin@jefferies.com); and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 1.01(a) or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (or, if such day is not a Business Day, on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent, which delivery shall satisfy the delivery requirements with respect to such Communications under the applicable Loan Document, unless otherwise notified by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated by the recipient as set forth in Section 9.16), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of this Agreement or the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount then payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05, 9.16 (for a period of one year after the termination of this Agreement) and 9.19 shall remain operative and in full force and effect regardless of any termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) (provided that the consent of the Administrative Agent shall not be required to any such assignment of Term Loans made by a Lender to any of its Related Funds); provided, however, that (i) in the case of an assignment of Revolving Loans or a Revolving Credit Commitment, the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been given by the Borrower if the Borrower has not otherwise rejected such assignment within five Business Days of a written request for such consent) (provided that the consent of the Borrower shall not be required to any such assignment made (x) to another Lender or an Affiliate or Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default), (ii) in the case of an assignment of a Revolving Credit Commitment, the Swingline Lender and each Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, (A) $1,000,000 with respect to Term Loans or Term Loan Commitments (or, if in connection with assignments made by Jefferies Finance LLC and its Affiliates during the primary syndication of the Term Loans or Term Loan Commitments, $500,000) and (B) $2,500,000 with respect to the Revolving Loans or Revolving Credit Commitments (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds of a Lender shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax documentation. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, however, notwithstanding any assignment by a Lender of all of its rights and obligations under this Agreement, such Lender shall continue to be bound by the provisions of Section 9.16 for a period of one year following any such assignment.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank, the Collateral Agent and any Lender (with respect to such Lender’s own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative

Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender, and each Issuing Bank to such assignment and any applicable tax documentation, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, any Issuing Bank, the Swingline Lender or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but no participant shall be entitled to any greater payment thereunder than that to which the Lender that sold the participation to such participant would have been entitled had it not sold the participation) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement, the other Loan Documents (provided that any Lender and any participating bank or other Person of such Lender may agree that such Lender shall be required to seek consent from such participating bank or other Person with respect to any amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing one or more Subsidiary Guarantors (other than in connection with the sale of any Subsidiary Guarantor in a transaction permitted by Section 6.05) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or all or substantially all of the Collateral (it being understood and agreed, however, that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iv)). Each Lender that sells a participation or is a Granting Lender (as defined in paragraph (i) below) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant or SPV (as defined in paragraph (i) below) and the principal amounts (and stated interest) of each participant’s or SPV’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or interest in the Loan, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the respective Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay promptly upon demand:

(i) all reasonable and documented out-of-pocket costs and expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Senior Managing Agents, the Issuing Banks and the Swingline Lender, including (subject to the limitations set forth in Section 1(c) of the General Fee Letter) the reasonable fees, charges and disbursements of Advisors for the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Senior Managing Agents, the Issuing Banks and the Swingline Lender, in connection with the syndication of the Loans and the Commitments, the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Events and Commitments (including with respect to the establishment and maintenance of a Platform and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated ); and

(ii) all out-of-pocket costs and expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Senior Managing Agents, the Issuing Banks, the Swingline Lender and any Lender, including the reasonable and documented fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.05(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; provided that, in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (x) one primary counsel for the Agents and the Lenders (taken as a group), (y) one local counsel in each relevant jurisdiction for the Agents and the Lenders (taken as a group) and (z) one regulatory counsel in each relevant jurisdiction for the Agents and the Lenders (taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (A) one additional counsel for each affected Person (or group of similarly affected Persons) and (B) one local and/or regulatory counsel for each affected Person (or group of similarly affected Persons) in any relevant jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Senior Managing Agents, each Lender, each Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing Persons

(each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable Advisor fees, charges and disbursements incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its subsidiaries, affiliates, officers, directors, partners, trustees, employees, agents, members, successors, assigns or controlling persons) or that are addressed in paragraph (a) of this Section 9.05, (y) in respect of any settlement entered into by any Indemnitee without the prior written consent of the Borrower (which consent will not be unreasonably withheld, delayed or conditioned) or (z) attributable to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim), which shall be governed solely by Section 2.20.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Swingline Lender, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender may, with the consent of the Administrative Agent (provided that no such consent shall be required if an Event of Default shall have occurred and be continuing pursuant to Section 7.01(g) or (h)), at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party, against any of and all the Obligations of the Borrower or other Loan Parties, now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 (to the extent applicable) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall endeavor to notify the Borrower and the Administrative Agent of such setoff; provided that the failure to provide such notice shall not affect the validity of such setoff or application under this Section 9.06. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT OR AS OTHERWISE EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, however, that no such agreement shall:

(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date of, or date for the payment of any interest on or any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fee set forth in Section 2.05(e)), but excluding any interest payable pursuant to Section 2.07) payable with respect to, any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or reduce any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fee set forth in Section 2.05(e)), but excluding any interest payable pursuant to Section 2.07) payable with respect to any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (it being understood and agreed that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i));

(ii) increase or extend the Commitment or decrease or extend the date for payment of any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fee set forth in Section 2.05(e))) of any Lender without the prior written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (ii));

(iii) amend or modify Section 2.17 or 7.02 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby without the prior written consent of each Lender directly affected thereby (except for any such amendment or modification to reflect the addition of one or more Classes of Loans in a manner consistent with the treatment of Obligations under Section 7.02 immediately prior to such amendment or modification) or change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(iv) amend or modify the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release one or more Subsidiary Guarantors (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05 or as otherwise expressly provided in this Agreement or any Security Document) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the prior written consent of each Lender;

(v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV;

(vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof), or reduce the percentage contained in the definition of the term “Majority Revolving Credit Lenders” without the prior written consent of each Revolving Credit Lender;

(vii) waive, amend or modify any condition precedent set forth in Section 4.01 with respect to the making of any Revolving Loans or Swingline Loans or the issuance, amendment, extension or renewal of a Letter of Credit without the prior written consent of the Majority Revolving Lenders;

(viii) change Section 9.04(b) in a manner which further restricts assignments thereunder with the prior written consent of each Lender; or

(ix) amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swingline Lender or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or such Issuing Bank, as applicable;

provided further, that amendments or waivers of (x) the terms of Section 6.11 (solely as a financial maintenance covenant but not as it relates to any incurrence-based test), (y) any Event of Default with respect to the Borrower’s failure to comply with Section 6.11 (solely as a financial maintenance covenant but not as it relates to any incurrence-based test) and (z) any definitions and related provisions related to the foregoing clauses (x) and (y) shall only require the prior written consent of the Majority Revolving Credit Lenders (and not the Required Lenders). For the avoidance of doubt, (i) Letters of Credit and the provisions thereof may be waived, amended or modified solely in accordance with Section 2.23, (ii) the Fee Letters and the respective provisions thereof may be waived, amended or modified solely in accordance with their respective terms and (iii) the provisions of Section 7.03 may be waived, amended or modified solely in accordance with the terms of such section.

(c) Notwithstanding anything in paragraph (b) above or otherwise herein to the contrary, (i) any amendment or modification that would extend the Revolving Credit Commitments of any Lender or the final maturity date of the Term Loans or Revolving Loans of any Lender and increase the rate of interest and fees payable on the extended Revolving Credit Commitments, Term Loans or Revolving Loans of such Lender shall not require the prior written consent of each Lender, so long as such extension is offered to all Lenders holding such Revolving Credit Commitments, Term Loans or Revolving Loans, as the case may be, on a pro rata basis based on the aggregate principal amount of such Revolving Credit Commitments, Term Loans or Revolving Loans then outstanding pursuant to procedures approved by the Administrative Agent, (ii) the payment in full of any Loans on the applicable final maturity date of such Loans and the payment of interest and fees made on account of the Commitments or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.18; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17, (iii) if the Borrower shall request (A) the release of any Collateral to be sold as part of any Asset Sale to any Person other than the Borrower or any of the Subsidiaries permitted under Section 6.05 and shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale and the disposition of the proceeds thereof will comply with the terms of this Agreement or (B) the release or subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, on any item of Collateral to be encumbered by any Lien permitted by Section 6.02(i) or Section 6.02(k) and shall deliver to the Collateral Agent a certificate to the effect that the incurrence of such other Lien on the Collateral will comply with the terms of this Agreement, then the Collateral Agent, if reasonably satisfied that the applicable certificate is correct, shall and is hereby authorized to, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral (in the case of an Asset Sale described in clause (A)) or the release or subordination of the Lien of the Collateral Agent, for the benefit of the Secured Parties, in such Collateral (in the case of such other Lien as described in clause (B)) and (iv) the Collateral Agent, the Borrower and the applicable Subsidiary Guarantors may amend, supplement or otherwise modify any Security Document so long as such amendment, supplement or other modification is not adverse to any Secured Party and such amendment shall become effective without any further consent of any other party to such Security Document. For the avoidance of doubt, any amendment or modification of the type described in the preceding clause (i) will require an agreement or agreements in writing entered into by the Borrower and the Required Lenders.

(d) The Administrative Agent and the Borrower may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Commitment Letter, the Fee Letters and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Swingline Lender, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Related Funds’ directors, officers, employees, agents, Advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 9.04(h), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to any of the Borrower and its obligations, (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party or (iv) any actual or prospective investor in an SPV, (g) with the consent of the Borrower, (h) to an investor or prospective investor in securities issued by a Related Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by a Related Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by a Related Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Related Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (i) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 9.16 or (y) becomes available to the Administrative Agent, the Collateral Agent, any Joint Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or (j) to the extent that such Information has been independently developed by any Joint Lead

Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, any Issuing Bank, any Lender or any Affiliate of any of the foregoing. In addition, the Agents, the Joint Lead Arrangers, the Issuing Banks, the Swingline Lender and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Swingline Lender, the Issuing Banks and the Lenders in connection with the administrative and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.16, “Information” shall mean all information received from any Loan Party, any Subsidiary or any of their respective officers, directors, employees, agents or advisors relating to the Borrower or any of the Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Joint Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any such Person; provided, that in the case of Information so received after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.19. Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Borrower or any other Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder) other than to the Borrower or any of the Subsidiaries or the release of any Collateral is otherwise expressly authorized or permitted under this Agreement, then the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person) and in connection therewith, upon receipt by the Collateral Agent of a certificate of the Borrower to the effect that such transaction and the disposition of the proceeds thereof has compiled or will comply with the terms of this Agreement (with such supporting detail as the Collateral Agent may reasonably request), the Collateral Agent, at the request and sole expense of the Borrower or such other Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SALIX PHARMACEUTICALS, LTD.

By:	/S/ ADAM C. DERBYSHIRE
Name:	Adam C. Derbyshire
Title:	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Project Valley Credit Agreement]

JEFFERIES FINANCE LLC, as a Lender and as Administrative Agent and Collateral Agent

By:	/S/ E. JOSEPH HESS
Name:	E. Joseph Hess
Title:	Managing Director

[Signature Page to Project Valley Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Swingline Lender and Issuing Bank

By:	/S/ RICHARD C. BROWN
Name:	Richard C. Brown
Title:	Senior Vice President

[Signature Page to Project Valley Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/S/ WILLIAM D. PRIESTER
Name:	William D. Priester
Title:	Senior Vice President

[Signature Page to Project Valley Credit Agreement]

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/S/ EDWARD T. CROOK
Name:	Edward T. Crook
Title:	Managing Director

By:	/S/ STÉPHANE LAUTNER
Name:	J. Stéphane Lautner
Title:	Vice President

[Signature Page to Project Valley Credit Agreement]

RBS CITIZENS, N.A., as a Lender

By:	/S/ CHERYL CARANGELO
Name:	Cheryl Carangelo
Title:	Senior Vice President

[Signature Page to Project Valley Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/S/ KATSUYUKI KUBO
Name:	Katsuyuki Kubo
Title:	Executive Director

[Signature Page to Project Valley Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/S/ BEN CUMMING
Name:	Ben Cumming
Title:	Director

[Signature Page to Project Valley Credit Agreement]